Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BETWEEN

WALGREEN CO.

AND

CATALYST HEALTH SOLUTIONS, INC.

Dated as of March 8, 2011

ii

iii

EXHIBITS*

A	Definitions
B	Form of Assignment of Patents
C	Form of Assignment of Trademarks
D	Form of IP Assignment Agreement
E	Form of IP License Agreement
F	Form of Joint IP Assignment Agreement
G	Form of Joint Ownership Agreement
H	Form of Real Estate Lease

SCHEDULES*

4.7	Client Escrow
5.2	Capital Structure
5.3	Subsidiaries and Investments
5.4	No Conflicts
5.5	Financial Statements; Exceptions
5.6	Operations Since Balance Sheet Date
5.7	Taxes
5.8	Governmental Permits
5.9	Real Property
5.10	Personal Property Leases
5.11(a)	List of Intellectual Property
5.11(b)	Software
5.11(c)	Right, Title and Interest in Copyrights, Patent Rights and Trademarks
5.11(d)	Registrations of Copyrights, Patent Rights, Trademarks and Software
5.11(e)	Infringement of Copyrights, Patent Rights and Trademarks
5.11(f)	Challenge to Copyrights, Patent Rights and Trademarks
5.11(g)	Ownership of Intellectual Property
5.11(h)	Source Code Disclosed or Furnished to Third Parties
5.12	Assets
5.13	Violation, Litigation or Regulatory Action of the Company
5.14	Contracts
5.15	Status of Contracts
5.15(b)	Disputes with Top 20 Clients
5.15(d)	Disputes with Pharmaceutical Manufacturers
5.15(e)	Disputes with Rebate Aggregators
5.16(a)	Welfare Plans and Pension Plans
5.17	Environmental Matters
5.18	Employee Relations and Agreements
5.19	No Undisclosed Liabilities
5.20	Related Party Agreements
5.22	Bank Accounts
6.3	Violation, Litigation or Regulatory Action of Buyer
7.4	Operations Prior to Closing Date

*	Catalyst Health Solutions, Inc. agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon request.

7.9	Preliminary Transactions
8.2(c)	Assumed Plan Liabilities
9.7(b)	Financial Statements
11.2(a)(iv)	Specified License Agreements

2

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of March 8, 2011, is by and between Walgreen Co., an Illinois corporation (“Seller”), and Catalyst Health Solutions, Inc., a Delaware corporation (“Buyer”).

PRELIMINARY STATEMENT:

WHEREAS, Seller is the owner of all of the outstanding shares of capital stock of Walgreens Health Initiatives, Inc., an Illinois corporation (the “Company”); and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding capital stock of the Company (the “Shares”), all on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, it is hereby agreed between Buyer and Seller as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. Capitalized terms used in this Agreement shall have the respective meanings ascribed to such terms in Exhibit A and shall be equally applicable to both the singular and plural forms. For purposes of this Agreement: (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (b) the word “or” shall be disjunctive but not exclusive; (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules attached to this Agreement; and (d) any rules of construction relating to interpretation against the drafter of an agreement shall not apply to this Agreement and are expressly waived by the parties hereto. Unless the context otherwise requires, references herein: (v) to a number of days shall refer to calendar days unless Business Days are specified; (w) to accounting terms not expressly defined herein shall have the meanings given to them under GAAP; (x) to Articles, Sections, Annexes, Exhibits and Schedules mean the Articles and Sections of, and the Annexes, Exhibits and Schedules attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Annexes, Exhibits and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. Unless expressly indicated to the contrary, all dollar amounts are expressed in United States funds, and all amounts payable hereunder shall be paid in United States funds.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, and Buyer shall purchase and accept from Seller the Shares, free and clear of all Encumbrances.

ARTICLE III

PURCHASE PRICE

Section 3.1 Purchase Price. The purchase price for the Shares shall be equal to (a) five hundred twenty-five million dollars ($525,000,000) (the “Base Purchase Price”), plus (or, if a negative amount, minus the absolute value of) (b) the Adjustment Amount (the Base Purchase Price, as adjusted by the Adjustment Amount and as set forth in Section 4.8, the “Purchase Price”). The Purchase Price shall be paid pursuant to Article IV.

ARTICLE IV

CLOSING

Section 4.1 Closing Date. The Closing shall be consummated on the fifth (5th) Business Day after the date on which the conditions set forth in Articles IX and X have been satisfied or waived or such other date as the parties may choose, at the offices of Latham & Watkins LLP, 555 Eleventh Street, NW, Suite 1000, Washington, DC 20004. The date on which the Closing is actually held is referred to herein as the “Closing Date.”

Section 4.2 Payment on the Closing Date.

(a) Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing, Buyer shall pay to Seller an amount equal to the Base Purchase Price, minus the Estimated Closing Date Indebtedness, minus the Client Escrow Amount, minus any adjustment pursuant to Section 4.8, if any (the “Preliminary Purchase Price”), by wire transfer of immediately available funds to the bank account or accounts specified by Seller in accordance with paragraph (b) hereof.

(b) Not less than five (5) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer a written statement setting forth (i) Seller’s calculation of the Estimated Closing Date Indebtedness, determined without giving effect to the consummation of the transactions contemplated by this Agreement, (ii) the amount of the Preliminary Purchase Price and (iii) the wire transfer instructions for Seller.

(c) On the Closing Date, Buyer shall pay to an escrow agent as shall be mutually agreed upon by Buyer and Seller (the “Escrow Agent”), an amount equal to the Client Escrow Amount, to be held in escrow pursuant to the terms of an escrow agreement in form and substance reasonably satisfactory to Buyer and Seller (the “Escrow Agreement”). The Client Escrow Amount shall be held and invested by the Escrow Agent in accordance with the terms of the Escrow Agreement.

Section 4.3 Buyer’s Additional Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article IX, at the Closing Buyer shall deliver to Seller, in addition to the Preliminary Purchase Price, all of the following:

(a) a certificate of the secretary or an assistant secretary of Buyer, dated the Closing Date, in form and substance reasonably satisfactory to Seller, as to: (i) the Certificate of Incorporation of Buyer; (ii) the By-Laws of Buyer; and (iii) the resolutions of the board of directors of Buyer authorizing the execution and performance of this Agreement, any Buyer Ancillary Agreement and the transactions contemplated hereby and thereby;

(b) the Transition Services Agreements, duly executed by Buyer, the Company or Catalyst Rx;

(c) the IP Assignment Agreement, duly executed by Buyer, the Company or Catalyst Rx;

(d) the IP License Agreement, duly executed by Buyer, the Company or Catalyst Rx;

(e) the Joint Ownership Agreement, duly executed by Buyer, the Company or Catalyst Rx;

(f) the Joint IP Assignment Agreement, duly executed by Buyer or Catalyst Rx;

(g) the Real Estate Lease, duly executed by Buyer or Catalyst Rx;

(h) the Escrow Agreement, duly executed by Buyer;

(i) the Assignment of Trademarks, duly executed by Buyer, the Company or Catalyst Rx; and

(j) the Assignment of Patents, duly executed by Buyer, the Company or Catalyst Rx.

Section 4.4 Seller’s Closing Date Deliveries. Subject to fulfillment or waiver (where permissible) of the conditions set forth in Article X, at the Closing Seller shall deliver (or cause to be delivered) to Buyer all of the following:

(a) a certificate of the secretary or an assistant secretary of Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) the Certificate of Incorporation of Seller; (ii) the By-Laws of Seller; and (iii) the resolutions of the board of directors of Seller authorizing the execution and performance of this Agreement, the Seller Ancillary Agreements and the transactions contemplated hereby and thereby;

(b) stock certificates representing all of the Shares, duly executed in blank or accompanied by duly executed instruments of transfer, free and clear of all Encumbrances;

(c) the Transition Services Agreements, duly executed by Seller;

(d) the IP Assignment Agreement, duly executed by Seller;

(e) the IP License Agreement, duly executed by Seller;

(f) the Joint Ownership Agreement, duly executed by Seller;

(g) the Joint IP Assignment Agreement, duly executed by Seller;

(h) the Real Estate Lease, duly executed by Waltrust Properties, Inc., a Delaware corporation;

(i) the Escrow Agreement, duly executed by Seller;

(j) the Assignment of Trademarks, duly executed by Seller;

(k) the Assignment of Patents, duly executed by Seller;

(l) a certificate of non-foreign status in accordance with Code Section 1445(b)(2) and Treasury Regulation Section 1.1445-2(b);

(m) all consents, waivers and approvals that may be obtained by Seller with respect to the consummation of the transactions contemplated by this Agreement; and

(n) the written resignations of the directors and officers of the Company and WHI-IPA.

Section 4.5 Determination of the Adjustment Amount.

(a) On or before ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Seller an unaudited consolidated balance sheet of the Company as of the close of business on the Closing Date (the “Closing Balance Sheet”) and a written statement setting forth (i) a calculation of Closing Date Working Capital and (ii) a calculation of Closing Date Indebtedness, in each case determined without giving effect to the transactions contemplated by this Agreement. The Closing Balance Sheet shall be prepared in accordance with GAAP applied on a consistent basis with the Interim Financial Statements. After delivery of the Closing Balance Sheet to Seller, Seller and Seller’s Accountants shall have the rights set forth in Section 4.9. Any disputes related to the Closing Balance Sheet shall be governed by the terms of Section 4.9.

(b) The “Adjustment Amount,” which may be positive or negative, means (i) if the Closing Date Working Capital is greater than negative thirty million dollars (–$30,000,000), the Closing Date Working Capital minus negative thirty million dollars (–$30,000,000), or (ii) if the Closing Date Working Capital is less than negative thirty-five million dollars (–$35,000,000), the Closing Date Working Capital minus negative thirty-five million dollars (–$35,000,000); plus (iii) the Estimated Closing Date Indebtedness, minus the Closing Date Indebtedness. The Adjustment Amount shall be paid in accordance with Section 4.5(c).

(c) If the Adjustment Amount is a positive number (such amount, the “Increase Amount”), then, within five (5) Business Days of the Determination Date, Buyer shall pay to Seller an amount in cash equal to the Increase Amount, as finally determined. If the Adjustment Amount is a negative number (the absolute value of such number, the “Deficit Amount”), then, within five (5) Business Days of the Determination Date, Seller shall pay to Buyer an amount in cash equal to the Adjustment Amount, as finally determined.

Section 4.6 Withholding. Notwithstanding any other provision to this Agreement, Buyer and the Company shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, and from any other consideration otherwise paid or delivered in connection with the transactions contemplated in this Agreement, to any Person such amounts that Buyer and the Company are required to deduct and withhold with respect to any such deliveries and payments under the Code or any provision of state, local, provincial or foreign law. To the extent that amounts are so withheld by Buyer and the Company, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made, and Buyer and the Company, as applicable, shall disburse such withheld amounts to the applicable Administrative Authority.

Section 4.7 Payment of Client Escrow Amount. The release of the Client Escrow Amount shall be governed by the terms and conditions set forth on Schedule 4.7.

Section 4.8 Financial Statement Adjustment Amount. Subject to and pursuant to Schedule 4.8, the Purchase Price shall be reduced by an amount, if any, not to exceed fifty million dollars ($50,000,000), for certain differences in EBITDA reflected on the Financial Statements and Audited Financial Statements.

Section 4.9 Review of Delivered Statements; Dispute Resolution. With respect to (a) the Closing Balance Sheet to be delivered pursuant to Section 4.5(a) and (b) any statement or calculation to be delivered pursuant to Schedule 4.7 (each, a “Delivered Calculation”), after delivery of each Delivered Calculation to Seller, Seller and/or a firm of independent public accountants designated by Seller (“Seller’s Accountants”) will be entitled to reasonable access during normal business hours to the relevant records and working papers of the Company and its accountants to aid in their review of each Delivered Calculation. Each Delivered Calculation will be deemed to be accepted by Seller and shall be conclusive for purposes of determining the Adjustment Amount, in the case of the Closing Balance Sheet, and the release of the Client Escrow Amount, pursuant to Schedule 4.7, except to the extent, if any, that Seller shall have delivered within thirty (30) days after the date on which the applicable Delivered Calculation is delivered to Seller, a written notice to Buyer stating each and every item to which Seller takes exception, specifying in reasonable detail the nature and extent of any such exception (it being understood that any portion of the Adjustment Amount, in the case of the Closing Balance Sheet, that is not disputed shall be paid promptly). If a change proposed by Seller is disputed by Buyer, then Seller and Buyer shall negotiate in good faith to resolve such dispute. If, after a period of twenty (20) days following the date on which Seller gives Buyer notice of any such proposed change, any such proposed change still remains disputed, then Buyer and Seller shall together choose an independent firm of public accountants of nationally-recognized standing (the “Accounting Firm”) to resolve any remaining disputes. The Accounting Firm shall act as an arbitrator to determine, based solely on presentations by Buyer and Seller, and not by independent review, only those issues still in dispute between Buyer and Seller. The decision of the Accounting Firm shall be final and binding and shall be in accordance with the provisions of this Section 4.9. The fees and expenses of the Accounting Firm shall be paid inverse pro rata by Buyer and Seller based on the final position of each of Buyer and Seller as submitted to the Accounting Firm relating to the Accounting Firm’s final determination.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Buyer as follows:

Section 5.1 Organization. Seller has been duly incorporated and is validly existing as a corporation and in good standing under the laws of the State of Illinois and has the corporate power and authority to own, lease and operate properties and to conduct its business as it is now being conducted. Each of the Company and WHI-IPA has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction of its incorporation. Each of Seller, the Company and WHI-IPA is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary. Each of the Company and WHI-IPA has full corporate power and authority to own or lease and operate its assets and to carry on its business in the manner that it is now being conducted. The copies of the certificate of incorporation, bylaws and stock records of each of Seller, the Company and WHI-IPA, and the minutes and other records of all meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each of the Company and WHI-IPA and the Board of Directors of each of the Company and WHI-IPA for the past five (5) years, previously made available to Buyer are true, correct and complete. Neither the Company nor WHI-IPA are in violation of any provisions of their respective certificate of incorporation or bylaws.

Section 5.2 Capital Structure of the Company and the Subsidiaries. The authorized capital stock of the Company consists of 10,000 shares of common stock, without par value, of which 1,000 shares are issued and outstanding. The authorized capital stock of WHI-IPA consists of 1,000 shares of common stock, without par value, of which 1,000 are issued and outstanding. All of the outstanding shares of capital stock and other equity interests of each of the Company and the Subsidiaries (a) are duly authorized, validly issued, fully paid and nonassessable, (b) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of an applicable Requirement of Law, the certificate of incorporation or by-laws of the Company or such Subsidiary or any contract to which Seller, the Company or any Subsidiary is a party or otherwise bound and (c) have been offered, sold and issued in compliance with applicable Requirements of Law, including federal and state securities laws, and all requirements set forth in applicable contracts governing the issuance of such equity interests. All of the outstanding (x) shares of capital stock of the Company are owned by Seller and (y) shares of capital stock or other equity interests of each of the Subsidiaries are owned by the Company, in each case free and clear of all Encumbrances. Except for this Agreement and except as set forth in Schedule 5.2, there are no agreements, arrangements, options, warrants, phantom equity, equity appreciation rights or other rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of, or other equity interests in, the Company or either of the Subsidiaries. At the Closing, Seller shall sell to Buyer good and marketable title to the Shares, free and clear of all Encumbrances.

Section 5.3 Subsidiaries and Investments. Except for the Subsidiaries, the Company does not own, directly or indirectly, or have the right to acquire any outstanding voting securities or other equity interests in any corporation, partnership, joint venture or other entity, other than investment assets owned or held in the Ordinary Course of Business that are set forth on Schedule 5.3. Pursuant to Section 7.6, prior to the Closing, Seller will cause the Company to distribute to Seller all of the issued and outstanding shares of the capital stock of WHS.

Section 5.4 Authority of Seller Parties; Conflicts.

(a) Each Seller Party has full power and authority to execute, deliver and perform this Agreement and each of the Seller Ancillary Agreements to which it is a party, as the case may be. The execution, delivery and performance of this Agreement and the Seller Ancillary Agreements by each applicable Seller Party have been duly authorized and approved by each Seller Party’s board of directors, board of managers or the equivalent authorizing body, as applicable, and do not require any further authorization or consent of Seller, its stockholders, the Company, any Subsidiary, any other Seller Party or any of their respective boards of directors or stockholders. This Agreement has been duly authorized, executed and delivered by Seller and is the legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, and each of the Seller Ancillary Agreements has been duly authorized by the applicable Seller Party and upon execution and delivery by the applicable Seller Parties will be a legal, valid and binding obligation of such Seller Party enforceable against such Seller Party in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to, as to enforceability, general equity principles.

(b) Except as set forth in Schedule 5.4, neither the execution and delivery by Seller of this Agreement or the execution and delivery by the applicable Seller Parties of any of the Seller Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance by any Seller Party with or fulfillment by any Seller Party of the terms, conditions and provisions hereof or thereof will:

(i) assuming that all necessary consents, approvals, authorizations and other actions described in Section 5.4(b)(ii) have been obtained, all filings and notifications described in Schedule 5.4 have been made and any applicable waiting period has expired or been terminated, (A) result in the creation or imposition of any Encumbrance upon any Seller Party, any of the Shares or outstanding equity interests of WHI-IPA or any of the assets of Seller, the Company or WHI-IPA, (B) result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (i) the certificate of incorporation or by-laws

(or similar organizational documents) of such Seller Party, the Company or WHI-IPA (ii) any Governmental Order to which such Seller Party, the Company or WHI-IPA is a party or by which such Seller Party, the Company or WHI-IPA is bound or (iii) any Requirements of Law affecting such Seller Party, the Company or WHI-IPA, or (C) result in a material violation or material breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination, revocation or cancellation or a loss of rights under, any of the Business Agreements, licenses, permits (including Governmental Permits) or approvals from any Person, any note, instrument, mortgage, lease, franchise or financial obligation to which such Seller Party, the Company or WHI-IPA is a party or by which any of them is bound; or

(ii) require the approval, consent, authorization or act of, or the making by any Seller Party, the Company or any Subsidiary of any declaration, filing or registration with, any Administrative Authority or any other Person except (A) in connection, or in compliance, with the provisions of the HSR Act, (B) actions required by Administrative Authorities with jurisdiction over the Medicare and Medicaid programs, provision of pharmacy benefit management services, insurance and risk-sharing arrangements, products and services, the provision of third party administrator services, or the provision of utilization review services, in each case to the extent applicable (collectively, the “Healthcare Regulatory Approvals”) and (C) as otherwise disclosed on Schedule 5.4.

Section 5.5 Financial Statements. Schedule 5.5 contains true, correct and complete copies of (a) the unaudited balance sheets of the Company as of August 31, 2009 and 2010 and the related unaudited statements of earnings and cash flows of the Company for the fiscal years ended August 31, 2009 and 2010 (the “Year End Financial Statements”) and (b) the unaudited balance sheet of the Company as of the Balance Sheet Date and the related statement of income for the three (3) months then ended (the “Interim Financial Statements” and collectively with the Year End Financial Statements, the “Financial Statements”). Except as set forth therein and except as set forth in Schedule 5.5, the Financial Statements have been prepared in conformity with GAAP (except that the Financial Statements do not contain footnotes) consistently applied throughout the periods specified therein, and present fairly in accordance with GAAP the financial position and results of operations and cash flows of the Company, as of their respective dates and for the respective periods covered thereby subject, in the case of the financial statements referred to in clause (b), to normal year-end adjustments which are not material individually or in the aggregate. The Financial Statements are consistent with the books and records of the Company (which, in turn, are accurate and complete in all material respects).

Section 5.6 Operations Since Balance Sheet Date. Except as set forth in Schedule 5.6, since the Balance Sheet Date, there has been no and, to the Knowledge of Seller, there is no pending or threatened, change, event, transaction circumstance or effect that, individually or in the aggregate with all other such changes, events, transaction circumstance or effect, has had or would reasonably be expected to have any, Material Adverse Effect. Except as set forth in Schedule 5.6, since the Balance Sheet Date, the Company has conducted its business in all material respects in the Ordinary Course of Business. Without limiting the generality of the foregoing, since the Balance Sheet Date, except as set forth in Schedule 5 6, neither the Company nor WHI-IPA has:

(a) sold, leased, licensed, assigned, conveyed, transferred or otherwise disposed of, or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance on, any of its assets, except for (i) assets sold or otherwise disposed of in the Ordinary Course of Business and (ii) Permitted Encumbrances;

(b) cancelled any debts owed to or claims held by it (including the settlement of any claims or litigation) other than in the Ordinary Course of Business;

(c) created, incurred, assumed or otherwise become subject to any indebtedness for borrowed money (other than ordinary course working capital borrowings or advances from any of its Affiliates) or entered into any capitalized lease obligations (as defined in Statement of Financial Accounting Standards No. 13);

(d) made any change in the cash compensation of its employees or other service providers, other than changes made in the Ordinary Course of Business and consistent with past compensation practices or pursuant to contractual commitments existing on the date hereof described on Schedule 5.16(a);

(e) except as set forth in Schedule 5.18, instituted any increase in any benefit provided under any profit-sharing, bonus, incentive, deferred compensation, severance, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan made available to its employees or other service providers, other than in the Ordinary Course of Business and consistent with past compensation practices;

(f) except as set forth on Schedule 5.18, (A) provided any employee or other service provider with increased security or tenure of employment or granted any right to severance or termination pay to, or entered into or amended any employment, severance, change in control or retention agreement with any employee or other service provider; (B) increased the amount payable to any employee or other service provider upon the termination of any such employee’s or service provider’s service; or (C) made any material change in management structure, including the hiring, promotion, demotion or termination of officers;

(g) declared, set aside, made or paid any dividend or other distribution payable in cash, equity interests, property or otherwise, or made any other payment on or with respect to any of its equity interests;

(h) made any material change in payment credit practices or in the accounting policies, methods or practices applied in the preparation of the Financial Statements;

(i) made any change in its charter or by-laws or issued any capital stock (or securities exchangeable, convertible or exercisable for capital stock);

(j) split, subdivided, recapitalized or otherwise effected any change in respect of any of its capital stock or other equity securities;

(k) except in the Ordinary Course of Business, entered into, accelerated, terminated, modified or amended any Business Agreement;

(l) entered into any transaction other than transactions entered into in the Ordinary Course of Business (which, for purposes of this Section 5.6(l), includes reasonable corporate-level, shared administrative and similar back-office services and arrangements and the provision of pharmacy benefit management services, mail order services and specialty pharmacy services) with Seller or any equityholder, director or Affiliate of the Company or any Subsidiary;

(m) entered into any transaction with any employee or officer of the Company or any Subsidiary, other than the payment or provision of salary, benefits or other compensation in the Ordinary Course of Business to officers or employees of the Company;

(n) consummated (A) any merger, consolidation or other business combination, (B) the purchase of any material assets of any Person or (C) the purchase of any capital stock of or interest (including for such purposes convertible securities or instruments) in any Person;

(o) made any loan to any third party;

(p) made any capital expenditures, capital additions or capital improvements that are not in the Ordinary Course of Business in amounts exceeding one hundred thousand dollars ($100,000) in the aggregate;

(q) made or changed any material election related to Taxes, made any material change in Tax accounting method, amended any material Tax Return, entered into any closing agreement, settled any material Tax claim or assessment, surrendered any right to claim a refund for material Taxes, or consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller (insofar as related to a Taxpayer) or any Taxpayer, in each case, that would reasonably be expected to result in an increase in taxable income or Taxes of the Company or WHI-IPA after the Closing Date; or

(r) entered into any contract, or otherwise become obligated, to do any of the foregoing.

Section 5.7 Taxes. Except as set forth in Schedule 5.7,

(a) All Income Tax Returns and other material Tax Returns required to be filed by, with respect to or that include the Company and WHI-IPA (the Company and WHI-IPA are hereinafter sometimes referred to collectively as the “Taxpayers” or individually as a “Taxpayer”) have been timely filed (taking into account all extensions of due dates) in the manner prescribed by applicable Requirements of Law. All such Tax Returns are correct, complete, and accurate in all material respects. None of the Taxpayers is currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes of the Taxpayers that have become due or payable have been paid

(b) There are no Encumbrances for Taxes upon the assets of any of the Taxpayers, other than Permitted Encumbrances.

(c) All Taxes which the Taxpayers are required by law to deduct, withhold or collect for payment have been duly deducted, withheld and collected and have been paid to the appropriate Administrative Authority as required by applicable Requirements of Law.

(d) No Tax audits or other administrative or judicial Tax proceedings with respect to Taxes payable by the Taxpayers are currently pending or are being conducted and Schedule 5.7(d) sets forth any deficiencies or other adjustments asserted in writing that are presently outstanding with respect to Taxes payable by any Taxpayer. No deficiencies or other adjustments asserted in writing or assessments made in writing as a result of any examination of the Tax Returns referred to in clause (a) by a taxing authority are presently outstanding. None of the Taxpayers has waived any statute of limitations in respect of Taxes or agreed to any extension thereof.

(e) None of the Taxpayers has agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method that would reasonably be expected to result in an increase in the taxable income or Taxes of a Taxpayer after the Closing Date. None of the Taxpayers has distributed the stock of any corporation or had its stock distributed by another person in a transaction satisfying the requirements of Section 355 of the Code.

(f) None of the Taxpayers is a party to or is bound by any Tax Sharing Agreement pursuant to which it will have any obligation to make payments after Closing. None of the Taxpayers is a party to any tax sharing or tax allocation agreement pursuant to which it would have an obligation to pay the Taxes of another Person after the Closing other than (i) agreements entered into in the ordinary course of a Taxpayer’s business, (including, without limitation, agreements with lessor or similar agreements or agreements in credit agreements) and (ii) customary agreements in purchase or acquisition agreements.

(g) None of the Taxpayers has been a member of any “affiliated group” as defined in Section 1504(a) of the Code or any other group of corporations that files or has filed Tax Returns on a combined, consolidated or unitary basis, in each case other than a Tax Group.

(h) None of the Taxpayers has any liability for the Taxes of any other person under Treasury Regulation Sections 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor (other than for Taxes of a member of a Tax Group).

(i) None of the Taxpayers is required to include in a Post-Closing Tax Period taxable income as a result of a closing agreement described in Section 7121 of the Code (or any provision of any foreign, state or local law having similar effect) entered into prior to the Closing Date.

(j) None of the Taxpayers has participated in a “listed transaction” as defined in Treasury Regulation Section 1.6011-4 that was required to be disclosed on any Tax Return and each of the Taxpayers has filed all disclosures required to be filed with respect to any “reportable transaction” pursuant to Section 6011 of the Code and the Treasury Regulations promulgated thereunder.

(k) There is no outstanding power of attorney that will be in effect after the Closing Date authorizing anyone to act on behalf of any of the Taxpayers in connection with a Tax liability, Tax Return, or proceeding relating to Taxes of any Taxpayer. There is no outstanding ruling request or request to change method of accounting with any Administrative Authority with respect to Taxes of a Taxpayer that would reasonably be expected to result in an increase in the taxable income or Taxes of a Taxpayer after the Closing Date.

(l) Each of the Taxpayers is a member of the selling consolidated group within the meaning of Code Section 338(h)(10) and Treasury Regulation Section 1.338(h)(10)-1, of which Seller is the common parent.

Section 5.8 Governmental Permits. Except as set forth in Schedule 5.8, the Company and WHI-IPA own, hold or possess all material licenses, franchises, permits, privileges, consents, registrations, immunities, approvals and other authorizations from an Administrative Authority that are necessary to entitle them to own or lease, operate and use their assets and to carry on and conduct their business as currently conducted (herein collectively called “Governmental Permits”). Schedule 5.8 contains a list of all Governmental Permits held by the Company and WHI-IPA and the date of expiration of all such Governmental Permits. Each of the Governmental Permits is valid, subsisting and in full force and effect. Except as set forth in Schedule 5.8, the operation of the business of the Company and WHI-IPA as currently conducted is not, and has not during the previous three (3) years been, in violation of, nor is the Company or WHI-IPA in default or violation under, any Governmental Permit, and, to the Knowledge of Seller, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any Governmental Permit. There are no actions pending or, to the Knowledge of Seller, threatened, that seek the revocation, cancellation, suspension or adverse modification of any Governmental Permit. During the preceding three (3) year period neither the Company nor WHI-IPA has received or been subject to any written notice, charge, claim or assertion, or, to the Knowledge of Seller, any other notice, charge, claim or assertion, in each case alleging any violations of Governmental Permits, nor to the Knowledge of Seller, has any such written notice, charge, claim or assertion been threatened.

Section 5.9 Real Property. Schedule 5.9 contains a list of: (i) each parcel of real property owned by the Company or WHI-IPA (the “Owned Real Property”); (ii) each option held by the Company or WHI-IPA to acquire any real property; and (iii) each lease or similar agreement under which the Company or WHI-IPA is lessee of, or holds or operates, any real property owned by any third Person (the “Leased Real Property”). The Company or WHI-IPA, as applicable, owns fee simple title to the Owned Real Property, subject only to the Permitted Encumbrances. Except as set forth on Schedule 5.9, there are no leases, subleases, licenses or other agreements granting to any Person other than the Company or WHI-IPA any right to the possession, use, occupancy or enjoyment of the Owned Real Property or Leased Real Property or any portion thereof. All leases pursuant to which the Company or WHI-IPA, as lessee, leases any interest in real property are valid and binding on the Company or WHI-IPA and, to the Knowledge of Seller, on the other parties thereto and neither the Company or WHI-IPA nor, to the Knowledge of Seller, any other party thereto, is in material default thereunder. With respect to the underlying real property of any Leased Real Property, to the Knowledge of Seller, all required lender consents with respect to any amendment and/or modification to any lease governing any Leased Real Property have been obtained. Seller has made available to Buyer true, correct and complete copies of all leases for Leased Real Property.

Section 5.10 Personal Property Leases. Schedule 5.10 contains, as of the date of this Agreement, a list of each lease or other agreement or right under which the Company or WHI-IPA is lessee of, or holds or operates, any machinery, equipment, vehicle or other tangible personal property owned by a third Person, except those which provide for annual rental payments of less than one hundred thousand dollars ($100,000).

Section 5.11 Intellectual Property.

(a) Schedule 5.11(a) contains a list of (i) all registered Copyrights, Patent Rights and registered Trademarks owned by or licensed to the Company, Seller or WHI-IPA whether or not material to the conduct of the Company’s or WHI-IPA’s business and used by the Company or WHI-IPA in the conduct of their respective businesses, (ii) all Software licensed to the Company, Seller or WHI-IPA material to the conduct of the Company’s or WHI-IPA’s business and used by the Company or WHI-IPA in the conduct of their respective businesses (the “Material Licensed Software”) and (iii) all unregistered Copyrights and Trademarks owned by or licensed to the Company, Seller or WHI-IPA in each case which are material to the conduct of the Company’s or WHI-IPA’s business, as currently conducted, and specifically distinguishes those owned by the Company, Seller or WHI-IPA and those licensed to the Company, Seller or WHI-IPA (including a list of any applicable license agreement). For the avoidance of doubt: (A) Schedule 5.11(a) does not require disclosure of, and no conveyance by Seller or any of its other Affiliates shall be made with respect to, any Trademark that incorporates the mark WALGREEN, WALGREENS, WAL or W; and (B) Schedule 5.11(a) does not require disclosure of any Software, other than the Material Licensed Software required to be disclosed on Schedule 5.11(a) pursuant to Section 5.11(a)(ii), which, for purposes of this Agreement, shall not be deemed to include any Software licensed on a commercially-available basis pursuant to a click wrap or shrink wrap license agreement for which Company, Seller or WHI-IPA is required to make annual on-going license payments of one hundred thousand dollars ($100,000) or less.

(b) To the Knowledge of Seller, Schedule 5.11(b) contains a list of all Software owned by the Company, Seller or WHI-IPA which is material to the conduct of the business of the Company or WHI-IPA, as currently conducted.

(c) Except as set forth in Schedule 5.11(c), to the Knowledge of Seller, the Company, Seller, and WHI-IPA either: (i) own the entire right, title and interest in and to the Copyrights, Patent Rights and Trademarks listed or required to be listed in Schedule 5.11(a) (and indicated therein or required to be indicated therein as being owned by Company or WHI-IPA) and the Software listed or required to be listed in Schedule 5.11(b) (collectively, the “Owned Intellectual Property”), free and clear of all Encumbrances and joint or shared ownership interests; and (ii) have a valid contractual right or license to use the Copyrights, Patent Rights and Trademarks listed or required to be listed in Schedule 5.11(a) (and indicated therein or required to be indicated therein as being licensed to the Company or WHI-IPA), as well as any Software licensed to the Company, Seller or WHI-IPA which is material to the conduct of the business of the Company or WHI-IPA, as currently conducted. The Specified License Agreements have been validly assigned to the Company, and the Company has a valid contractual license to use the software licensed thereunder in the manner that the Company has been using such software in the past twelve (12) months.

(d) Except as set forth in Schedule 5.11(d), to the Knowledge of Seller: (i) all registrations for Copyrights, Patent Rights and Trademarks identified or required to be identified in Schedule 5.11(a) as being owned by the Company, Seller or WHI-IPA are valid, enforceable and in force, (ii) all applications to register any unregistered Copyrights, Patent Rights and Trademarks identified or required to be identified in Schedule 5.11(a) as being owned by the Company, Seller or WHI-IPA are pending and in good standing, all without challenge of any kind; (iii) the Copyrights, Patent Rights and Trademarks (other than with respect to pending applications) that are otherwise owned by the Company and WHI-IPA and that are material to the conduct of the Company’s or WHI-IPA’s business, as currently conducted, are valid, enforceable and in force; and (iv) the Company and WHI-IPA, as applicable, have the exclusive right to bring actions for infringement or unauthorized use of the Copyrights, Patent Rights, Trademarks and Software owned by the Company and WHI-IPA, as applicable.

(e) Except as set forth in Schedule 5.11(e), (i) no infringement or Other Violation by the Company or WHI-IPA of any Copyrights, Patent Rights and Trademarks of any other Person has occurred or resulted in any way from the conduct of their business between January 1, 2007 and the date hereof and (ii) no written notice of a claim of any infringement or Other Violation of any Intellectual Property of any other Person, or offer to license Intellectual Property that the Company or WHI-IPA is suspected of using without authorization, has been received by the Company, Seller or WHI-IPA or, to the Knowledge of Seller, has been threatened in respect of the conduct of the business of the Company or WHI-IPA between January 1, 2007 and the date hereof.

(f) Except as set forth in Schedule 5.11(f), as of the date hereof, no proceedings are pending or, to the Knowledge of Seller, threatened against the Company, Seller or WHI-IPA which challenge the validity, enforceability or ownership of any Copyright, Patent Right, or Trademark identified or required to be identified in Schedule 5.11(a).

(g) Except as set forth in Schedule 5.11(g), to the extent that any Owned Intellectual Property has been developed by an employee of the Company, Seller or WHI-IPA (whether or not during the course of his or her employment), or created independently or jointly by an independent contractor or other third party for the Company or WHI-IPA or for Seller for the Company or WHI-IPA, to the Knowledge of Seller, the Company or WHI-IPA has obtained ownership of, and is the exclusive owner of all such employee’s, independent contractor’s or third party’s Intellectual Property rights in such Owned Intellectual Property, whether by operation of law or a valid and enforceable written assignment.

(h) Except as set forth in Schedule 5.11(h), the Company and WHI-IPA have taken reasonable steps to protect and preserve the confidentiality of all information that, were it the subject of such reasonable steps, would be Company Trade Secrets, as well as other confidential and proprietary information of the Company and its business partners. Except as set forth on Schedule 5.11(h), no source code for Software included in the Owned Intellectual Property has been disclosed or furnished to any third party, including any escrow agent.

Section 5.12 Title to Tangible Property; Sufficiency of Assets. Except as set forth on Schedule 5.12, the Company or WHI-IPA owns and has good title to all tangible property and assets reflected on the books and records of the Company and WHI-IPA as owned by the Company or WHI-IPA, free and clear of all Encumbrances other than Permitted Encumbrances. All of the property and assets necessary for the conduct of the businesses of the Company and WHI-IPA have been maintained in accordance with normal applicable industry practices, are in good operating condition and repair (except for normal wear and tear), are suitable and sufficient for the purposes for which they are presently used. Except (i) for assets and properties that will be provided to Buyer and its Affiliates by Seller and its Affiliates pursuant to the Transition Services Agreement, as well as other corporate-level, shared administrative or similar back-office services that may, from time-to-time, be provided to the Company and WHI-IPA by Seller or one of its Affiliates (other than the Company or WHI-IPA), (ii) for the real property to be leased to Buyer pursuant to the Real Estate Lease, the Intellectual Property to be jointly owned by Seller and the Company pursuant to the Joint Ownership Agreement and the Intellectual Property to be licensed to the Company pursuant to the Specified License Agreement and (iii) as set forth on Schedule 5.12, the assets and properties of the Company and WHI-IPA constitute all of the assets and properties necessary to operate the businesses of the Company and WHI-IPA in all material respects as currently conducted and are sufficient to allow Buyer and its Affiliates (including the Company and WHI-IPA, after Closing) to operate the business of the Company and WHI-IPA (as currently conducted) in all material respects immediately following the Closing.

Section 5.13 No Violation, Litigation or Regulatory Action.

(a) Except as set forth in Schedule 5.13,

(i) the Company and WHI-IPA are, and at all times during the past three (3) years have been, in compliance in all material respects with all applicable Requirements of Law and Governmental Orders and neither the Company nor WHI-IPA has, during the past three (3) years, conducted any internal investigation in connection with which the Company or WHI-IPA retained outside legal counsel for the purpose of conducting or assisting with such investigation with respect to any actual, potential or alleged violation of any Requirement of Law by the Company or WHI-IPA;

(ii) during the past three (3) years, neither the Company nor WHI-IPA has received or been subject to any written notice, charge, claim or assertion alleging any material violations of Requirements of Law or Governmental Permits, and to the Knowledge of Seller, no action alleging any material violation of any Requirement of Law or Governmental Permit by the Company or WHI-IPA is currently threatened against the Company or WHI-IPA;

(iii) there is no Governmental Order or order of an arbitrator issued specifically with respect to the Company or WHI-IPA or their respective businesses or assets that is currently outstanding or binding upon the Company, WHI-IPA or any of their respective properties;

(iv) there are no actions pending or, to the Knowledge of Seller, threatened against the Company or WHI-IPA or Seller (with respect to the Company or WHI-IPA);

(v) during the past three (3) years, neither the Company nor WHI-IPA has settled, or agreed to settle, any actions brought by any Administrative Authority;

(vi) there is no, and during the past three (3) years there has not been any, Governmental Order of any Administrative Authority (including the Department of Health and Human Services or other federal or state Administrative Authority with jurisdiction over the provision of health care items and services) or order of an arbitrator outstanding against the Company or WHI-IPA, or against any assets of the Company or WHI-IPA; and

(vii) there is no action pending or, to the Knowledge of Seller, threatened against or relating to Seller, the Company or any of their respective Affiliates that questions the legality of the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements or seeks to restrain or prevent the carrying out of the transactions contemplated by this Agreement or that would adversely affect or prevent the purchase and sale of the Shares or otherwise have a Material Adverse Effect on the Company or on the ability of Seller to perform its obligations under this Agreement.

(b) Without limiting the generality of clause (a) above, since January 1, 2008, none of the Company, WHI-IPA or, to the Knowledge of Seller, their respective officers, directors, managers, employees or agents has engaged in any activity, whether alone or in concert with one or more of their business associates, which would constitute a violation of:

(i) the federal Medicare and Medicaid statutes, Public Contracts Anti-Kickback Act, 41 U.S.C. § 51, et seq., the federal statutes relating to health care fraud and abuse and kickbacks, including 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1395nn and the federal Civil False Claims Act, 31 U.S.C. § 3729 et seq., or related or similar statutes pertaining to any other federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)) or the regulations promulgated pursuant to any of such statutes;

(ii) any state laws relating to health care fraud and abuse;

(iii) any state laws relating to Medicaid or any other state health care or health insurance programs;

(iv) any and all federal and state laws relating to insurance, third party administrator, utilization review and risk sharing products, services and arrangements; or

(v) federal or state Requirements of Law pertaining to billings to or claims for reimbursement submitted to insurance companies, health maintenance organizations, and other managed care plans or insurance fraud.

(c) Without limiting the generality of clause (a) above, none of the Company, WHI-IPA or, to the Knowledge of Seller, their respective officers, directors, managers, employees, agents, contractors or Persons with direct or indirect ownership interests in the

Company or WHI-IPA (as those terms are used in 42 C.F.R. § 1001.1001) has engaged in any activities that are prohibited under, or are cause for civil penalties, other sanctions or mandatory or permissive exclusion from any federal health care program under Sections 1128, 1128A, 1128B or 1877 of the Social Security Act (“SSA”) or related state or local Requirements of Law.

(d) Without limiting the generality of clause (a) above, none of the Company, WHI-IPA or, to the Knowledge of Seller, their respective officers, directors, managing employees, agents or Persons with direct or indirect ownership interests in the Company or WHI-IPA (as those terms are used in 42 C.F.R. § 1001.1001):

(i) has had a civil monetary penalty assessed against it under section 1128A of the SSA or any regulations promulgated thereunder;

(ii) has been excluded or suspended from participation in any manner under the Medicare or Medicaid program or any other federal health care program (as defined in SSA section 1128B(f)) or a state health care program (as defined in SSA section 1128(h)) or any regulations promulgated thereunder;

(iii) has been convicted of any criminal offense relating to the delivery of an item or service under Medicare, Medicaid, any other federal health care program or state health care program or relating to the unlawful manufacture, distribution, prescription or dispensing of a controlled substance (as defined in 42 C.F.R. § 1001.2);

(iv) without limiting clauses (d)(i) through (iii) above, is a party to or the subject of any sanctions imposed by, or other Governmental Order of, or investigation or audit by the Centers for Medicare & Medicaid Services; or

(v) is a party to or the subject of any action concerning any of the matters described above in clauses (d)(i) through (iv).

(e) Since January 1, 2008, the Company and WHI-IPA have operated their businesses in material compliance with all applicable Requirements of Law affecting contractors and subcontractors under federal or state healthcare programs (including the Medicare and Medicaid programs), and all manuals and other interpretations thereof promulgated by federal or state healthcare program contracting agencies, as now in effect and applicable to its business, including the Social Security Act, the Federal Acquisition Regulation, and the regulations, manuals, guidance, and other pronouncements of the Department of Health and Human Services and the Centers for Medicare and Medicaid Services.

(f) The Company and WHI-IPA have implemented reasonably necessary physical, technical and administrative safeguards designed to ensure compliance in all material respects with (i) all Requirements of Law relating to Personal Data (as hereinafter defined) collection, use, privacy or protection and all additional or higher leading industry standards or requirements, including HIPAA, (ii) all requirements applicable to a Covered Entity (as defined under HIPAA) to the extent applicable to the Company or WHI-IPA, (iii) all requirements of all Business Associate Agreements (as defined under HIPAA) entered into by the Company or WHI-IPA with Covered Entities, and (iv) Company or WHI-IPA privacy and security policies. Since January 1, 2008, neither the Company nor WHI-IPA has experienced any incident in which personally identifiable information or other protected information, including an individual’s name, address, credit card information, health information, email address, social security number or account information (“Personal Data”), has been or may have been stolen or improperly accessed or any other security breach, and, to the Knowledge of Seller, neither the Company nor WHI-IPA is aware of any facts suggesting the likelihood of any of the foregoing, including any breach of security or any written notices or complaints from any Person regarding any such information. Since January 1, 2008, neither the Company nor WHI-IPA has received any written notices or, to the Knowledge of Seller, any other notices from any Person regarding the Company’s or WHI-IPA’s failure to comply with any Requirements of Law relating to Personal Data collection, use, privacy or protection including any notice from any Covered Entity for which the Company or WHI-IPA is a Business Associate, or from the Department of Health and Human Services or any other Administrative Authority, regarding its failure to comply in any material respect with HIPAA.

(g) With respect to all personally identifiable or other protected information described in Section 5.13(f), since January 1, 2008, the Company and WHI-IPA have taken steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) to protect such information against loss and against unauthorized access, use, modification, disclosure or other misuse. To the Knowledge of Seller, since January 1, 2008, there has been no unauthorized access to or other misuse of such information. The Company and WHI-IPA maintain systems and procedures reasonably intended to respond to complaints received alleging violation of an individual’s rights in Personal Data in the possession or under the control of the Company and WHI-IPA. The Company and WHI-IPA have required and do require all third parties to which they provide Personal Data and/or access thereto to maintain the privacy and security of such Personal Data, including by contractually obligating such third parties to protect such Personal Data from unauthorized access by and/or disclosure to any unauthorized third parties.

(h) Since January 1, 2008, the Company and WHI-IPA have maintained all records required by federal and state agencies and private entities with which the Company or WHI-IPA have contracted including, without limitation, the federal and state Medicare and Medicaid programs and other governmental agencies and private entities in connection with its operation of its business.

(i) Since January 1, 2008, the Company and WHI-IPA have filed all material regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Administrative Authority, including state health and insurance regulatory authorities and any applicable federal regulatory authorities, and have timely paid all material fees and assessments due and payable in connection therewith.

(j) Since January 1, 2008, the Company and WHI-IPA have implemented reasonable policies, procedures, and training programs designed for its agents and employees to comply with all material Requirements of Law, including laws, regulations, directives and opinions of Administrative Authorities.

(k) There is no claim, action, suit, investigation or administrative or other legal proceeding pending against, or, to the Knowledge of Seller, threatened against or affecting, the Company or WHI-IPA relating to the Company’s or WHI-IPA’s participation in any federal, state or private third-party payment program. No federal, state or private third-party payment program has imposed a material fine, penalty or other sanction on the Company or WHI-IPA and neither the Company nor WHI-IPA has been excluded or suspended from participation in any such program.

Section 5.14 Contracts. Schedule 5.14 contains a true, correct and complete list of the following contracts to which the Company or WHI-IPA is a party or bound by, or under which its business or assets are bound:

(a) each contract (other than contracts of the type described in other clauses of this Section 5.14) that the Company reasonably anticipates will involve aggregate payments or consideration furnished by or to the Company or WHI-IPA of more than two hundred thousand dollars ($200,000) in any year;

(b) the top fifty (50) Client Agreements (by dollar volume of gross profit from such clients and customers), based on revenue of the Company for the twelve (12) months ended December 31, 2010;

(c) the top thirty (30) Pharmacy Agreements, based on claims paid by the Company for the twelve (12) months ended December 31, 2010;

(d) any Pharmaceutical Manufacturer Agreement;

(e) any Rebate Aggregator Agreement;

(f) loan agreements, promissory notes, indentures, bonds, security agreements, guarantees or obligations for borrowed money or other instruments involving indebtedness or any guarantees thereof;

(g) partnership, joint venture or other similar agreements or arrangements with any Person;

(h) agreements containing any covenant or provision prohibiting the Company or WHI-IPA from engaging or competing in any line or type of business, geographic area and/or any current or potential customers;

(i) each contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or WHI-IPA (other than in the Ordinary Course of Business), other than contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(j) each contract for the lease of real property involving annual rent payments of twenty-five thousand dollars ($25,000) or more;

(k) each contract requiring capital expenditures after the date of this Agreement in an amount in excess of seventy-five thousand dollars ($75,000) in any calendar year;

(l) any (i) management services or consulting contract and agreement involving payments by or to the Company or any of its Subsidiaries in excess of fifty thousand dollars ($50,000) in any calendar year and (ii) employment, severance, retention or change in control contract and agreement (other than letters solely offering employment on an at-will basis and which can be terminated at any time without notice, cost or liability to the Company) and all agreements providing any loan by the Company to any employee, officer, manager or director, other than advances in the Ordinary Course of Business for company-related travel and related expenses;

(m) all collective bargaining agreements and other agreements with any union, bargaining unit or other unit or association of organized labor;

(n) all contracts with any equityholder, employee, director, officer or Affiliate of the Company or WHI-IPA or any Affiliate of any such equityholder, employee, director or officer;

(o) any sales commission or brokerage contract involving payments by or to the Company or WHI-IPA in excess of fifty thousand dollars ($50,000) in any calendar year;

(p) any contract with “take or pay” provisions, or “requirements” provisions committing a Person to provide the quantity of goods or services required by another Person;

(q) any Government Contract;

(r) any franchise, vendor, service agreement or contract relating to the distribution, marketing, sale, advertising or promotion of products or services by or on behalf of the Company or WHI-IPA involving payments by or to the Company or WHI-IPA in excess of fifty thousand dollars ($50,000) in any calendar year;

(s) each contract (other than contracts of the type described in other clauses of this Section 5.14) for the provision of claims processing services involving payments by or to the Company or WHI-IPA in excess of two hundred thousand dollars ($200,000) in any calendar year; and

(t) the Specified License Agreements and any other contract under which the Company or WHI-IPA licenses from a third party or Seller any Intellectual Property that is material to the conduct of their business.

Section 5.15 Status of Contracts.

(a) Except as set forth in Schedule 5.15, each of the leases, contracts, licenses and other agreements listed in Schedules 5.9, 5.10, 5.11(a)(ii), 5.14 (except, with respect to the Client Agreements and Pharmacy Agreements listed therein, this representation shall be limited to the Top 20 Client Agreements and the Top 10 Pharmacy Agreements) and 5.18 (the leases, contracts, licenses, Client Agreements, Pharmacy Agreements and other agreements referred to above, collectively, the “Business Agreements”) (i) is in full force and effect, (ii) represents the legal, valid and binding obligations of the Company or WHI-IPA, as the case may be, and (iii) to the Knowledge of Seller, is enforceable by the Company or WHI-IPA in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to, as to enforceability, general equity principles. Except as set forth in Schedule 5.15, (A) neither the Company nor WHI-IPA, or to the Knowledge of Seller, any other party thereto, is in breach of or default under any provision of any Business Agreement, (B) none of Seller, the Company or WHI-IPA has received any written claim or notice of breach of or default under any Business Agreement, (C) to the Knowledge of Seller, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any Business Agreement (in each case, with or without notice or lapse of time or both) and (D) no Person has indicated in writing to Seller, the Company or WHI-IPA, and, to the Knowledge of Seller, Seller is not aware of any facts indicating that, any party to any Business Agreement may or shall cease or materially change or renegotiate the terms (whether related to payment, price, volume or otherwise) of its business relationship with the Company or WHI-IPA (whether as a result of the consummation of the transactions contemplated hereby or otherwise). Seller has made available to Buyer, in accordance with applicable Requirements of Law, a true and correct copy of each Business Agreement.

(b) Except as expressly set forth in a Top 20 Client Agreement and duly noted on Schedule 5.15(b), the Company has not provided to any Top 20 Client any binding guarantee or other assurance with respect to performance of pharmacy benefit management services or related services, including without limitation with respect to pricing, financial, performance standards, or other terms. The internal systems and processes and books and records of the Company and WHI-IPA completely and accurately reflect the material terms of each Top 20 Client Agreement. Since January 1, 2008 and with respect to the Top 20 Client Agreements, all Claims have been processed and adjudicated by or on behalf of the Company or WHI-IPA in accordance with the material terms of the respective underlying Top 20 Client Agreements. With respect to the Top 20 Client Agreements, all rebates attributable to the period beginning on January 1, 2008 have been paid by the Company or WHI-IPA in accordance with the material terms of the underlying Top 20 Client Agreement. Except as set forth in Schedule 5.15(b), since August 31, 2009, no Top 20 Client (i) has disputed (orally or in writing) any amount invoiced by Seller, the Company or WHI-IPA (other than disputes concerning amounts not greater than fifty thousand dollars ($50,000), individually or in the aggregate, for any twelve (12) month period for any Top 20 Client), (ii) has been paid or credited an amount in excess of fifty thousand dollars ($50,000) by Seller, the Company or WHI-IPA during any twelve (12) month period due to deficiencies identified in any audit conducted by such Top 20 Client or by third party auditors designated by such Top 20 Client, or (iii) has been paid or credited an amount in excess of fifty thousand dollars ($50,000) by Seller, the Company or WHI-IPA during any twelve (12) month period due to any failure by the Company or WHI-IPA to meet performance standards set forth in any Top 20 Client Agreement.

(c) The internal systems and processes and books and records of the Company and WHI-IPA completely and accurately reflect the material terms of each Top 10 Pharmacy Agreement. All Claims have been processed and adjudicated by or on behalf of the Company or

WHI-IPA in accordance with the material terms of the underlying Top 10 Pharmacy Agreements. Since December 31, 2008, no Top 10 Pharmacy (i) has disputed (orally or in writing) any amount paid by the Company or WHI-IPA (other than disputes concerning amounts not greater than twenty-five thousand dollars ($25,000), individually or in the aggregate, for any twelve (12) month period for any Top 10 Pharmacy) or (ii) requested from the Company or WHI-IPA (orally or in writing) an audit of any amounts invoiced by the Company or WHI-IPA.

(d) The internal systems and processes and books and records of the Company and WHI-IPA completely and accurately reflect the material terms of each Pharmaceutical Manufacturer Agreement. All applicable prescription drug utilization has been documented and submitted to each Pharmaceutical Manufacturer in accordance with the material terms of the applicable Pharmaceutical Manufacturer Agreement. Except as set forth on Schedule 5.15(d), since December 31, 2008, no Pharmaceutical Manufacturer has disputed (orally or in writing) the accuracy of any prescription drug utilization submitted by the Company or WHI-IPA or any amount paid to the Company or WHI-IPA (other than disputes in the ordinary course of business resolved by the Company or WHI-IPA within two hundred seventy (270) days of the date that such prescription drug utilization was submitted to such Pharmaceutical Manufacturer and which disputes resulted in a net reduction in rebates claimed by the Company or WHI-IPA of less than five percent (5%)).

(e) The internal systems and processes and books and records of the Company and WHI-IPA completely and accurately reflect the material terms of each Rebate Aggregator Agreement. All applicable prescription drug utilization has been documented and submitted to each Rebate Aggregator in accordance with the material terms of the applicable Rebate Aggregator Agreement. Except as set forth on Schedule 5.15(e), since December 31, 2008, no Rebate Aggregator has directly or indirectly disputed (orally or in writing) the accuracy of any prescription drug utilization submitted by the Company or WHI-IPA or any amount paid to the Company or WHI-IPA (other than disputes in the ordinary course of business resolved by the Company or WHI-IPA within 270 days of the date that such prescription drug utilization was submitted to such Rebate Aggregator and which disputes resulted in a net reduction in rebates claimed by the Company or WHI-IPA of less than one percent (1%)).

Section 5.16 ERISA.

(a) Company Plans. Each material Company Plan in which any Business Employee participates is listed in Schedule 5.16(a), and Seller has made available to Buyer either a true and correct copy of (i) each such plan (including any and all material amendments thereto) or a summary plan description and a summary of material modifications prepared or used in connection with such plan and (ii) the most recent determination or opinion letter, if any, issued by the Internal Revenue Service with respect to Seller’s 401(k) Profit Sharing Retirement Plan (the “Seller 401(k) Plan”) With respect to each Company Plan in which any Business Employee participates, to the Knowledge of Seller, (i) such plan has been maintained and operated in compliance with the applicable requirements of the Code, ERISA, the regulations issued thereunder and any other Requirements of Law and (ii) no litigation, actions, suits or asserted claims against the Company or any of its Subsidiaries exist with respect to any such plan (other than routine claims for benefits in the normal course of business), which, in the case of clause (i) or (ii), would reasonably be expected to result in material liability to Buyer, the Company or any of its Subsidiaries. There are no employees employed by WHS and, to the Knowledge of Seller, since January 1, 2004, there have been no employees employed by WHS. Neither the Company nor any of its Subsidiaries has, and has ever had, any obligation to contribute to, maintain or sponsor any Multiemployer Plan or union-sponsored welfare fund with respect to its employees. Neither the Company nor any of its Subsidiaries has incurred or would reasonably be expected to incur any liability under or pursuant to Title IV of ERISA. Except as otherwise provided in this Agreement, no Company Plans shall be assumed by, or transferred to Buyer, or remain with the Company and/or any of its Subsidiaries for any period following the Closing.

(b) Other Plan Liabilities. Except as set forth on Schedule 5.16(b), neither the Company, any of its Subsidiaries, nor any ERISA Affiliate has incurred any current or projected liability in respect of post-employment or post-retirement health or life insurance coverage for current, former or retired employees, except as required to avoid an excise tax under Section 4980B of the Code or otherwise except as may be required pursuant to any other Requirements of Law. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with a subsequent event) will result in the acceleration or creation of any rights of any current or former employee of the Company or any of its Subsidiaries to payments or benefits or increases in any payments or benefits or any loan forgiveness.

(c) Section 409A. To the Knowledge of Seller, each Company Plan, under which any current or former employees or other service providers of the Company (or any of its Subsidiaries) participate, that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and any award thereunder, in each case that is nonqualified deferred compensation subject to Section 409A of the Code, (i) has been operated in all material respects in good faith compliance with Section 409A of the Code since January 1, 2005, and all applicable regulations and notices issued thereunder, and (ii) since January 1, 2009, has been in documentary compliance with Section 409A of the Code. Neither the Company nor any of its Subsidiaries is a party to, or otherwise obligated under, any Company Plan, that provides for the gross up of the Tax imposed by Section 409A(a)(1)(B) of the Code.

(d) Foreign Plans. Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes or has any liability with respect to any employee benefit plan, program or arrangement that provides benefits to current or former employees or other service providers who reside outside of the United States (including any territories of the United States).

Section 5.17 Environmental Matters. Except as set forth in Schedule 5.17,

(a) the Company and WHI-IPA are, and have been during the past three (3) years, in compliance in all material respects with applicable Environmental Laws;

(b) neither the Company nor WHI-IPA is, and during the past three (3) years have not been, subject to any pending or, to the Knowledge of Seller, threatened, judicial or administrative proceeding, order, judgment, decree, settlement or, to the Knowledge of Seller, investigation, alleging or addressing a material violation of or material liability under any Environmental Law;

(c) since January 1, 2008, neither the Company nor WHI-IPA has received any written notice or claim to the effect that it is or may be liable in any material respect to any Person (including any Administrative Authority) as a result of the Release of a Hazardous Material;

(d) the Company and WHI-IPA hold all Environmental Permits to authorize the Company and WHI-IPA to operate their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and WHI-IPA as currently conducted; and

(e) the Company has provided or made available to Buyer copies of all environmental Phase I assessments or other material written environmental studies or reports completed with respect to any real property or facility whether owned or leased by the Company or WHI-IPA.

(f) The representations and warranties set forth in this Section 5.17 are Seller’s sole and exclusive representations regarding Environmental Matters.

Section 5.18 Employee Relations and Agreements.

(a) Schedule 5.18(a) contains a true and complete listing, as of February 1, 2011, of (i) (A) each Business Employee indicating each such Business Employee’s name, hire or engagement date, job title or project description and responsibility, current base salary or hourly wage rate or other compensation (as applicable), target annual incentive bonus opportunity (if applicable) (or if no target exists, prior year incentive bonus), accrued vacation and paid time-off (if applicable), rate of vacation (if applicable), leave status (if applicable) and amount of service credit recognized (if applicable) for purposes of those Company Plans for which service credit is relevant for purposes of determining vesting, eligibility, or level or duration of benefits and (B) and each Person who is engaged by the Company or any of its Subsidiaries as an independent contractor, and (ii) each employee of Seller or any of its Affiliates (including the Company and its Subsidiaries) who will be providing services to the Company or any of its Subsidiaries after the Closing Date pursuant to the terms of a transition services agreement. Schedule 5.18(a) shall be updated prior to Closing to reflect any additions or deletions.

(b) Except as set forth on Schedule 5.18(b), no Business Employee is now, or will by the passage of time hereafter become, entitled to receive any vacation time, vacation pay or severance pay attributable to services rendered prior to the Closing Date. Except as set forth on Schedule 5.18(b), neither Seller, the Company nor WHI-IPA nor any of their respective Affiliates is a party to any written or oral employment contract or agreement with any of such Business Employees.

(c) Except as set forth in Schedule 5.18(c), neither the Company nor any of its Subsidiaries is (i) a party to, and no Business Employee is covered by, any labor contract or collective bargaining agreement or any other type of agreement or arrangement with a labor organization, trade union, works council or other worker representative body, or (ii) or has engaged in any unfair labor practice and there are no complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any similar state or local labor agency by or on behalf of any Business Employee. Neither the Company nor any of its Subsidiaries has any material liability with respect to any misclassification of any Person as an independent contractor rather than as an employee or as exempt rather than non-exempt employee.

(d) Except as set forth in Schedule 5.18(d), there have been no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, material grievances or other labor disputes with respect to the employees of the Company and any of its Subsidiaries (including the Business Employees) during the past three (3) years and no representation questions, arbitration proceedings, labor strikes, slow downs or stoppages, material grievances or other labor disputes are pending or, to the Knowledge of Seller, threatened with respect to the current or former employees of the Company and any of its Subsidiaries (including the Business Employees), and, to the Knowledge of Seller, neither the Company nor any of its Subsidiaries has experienced, during the two (2) years preceding the date hereof, any attempt by organized labor to cause the Company to comply with or conform to demands of organized labor relating to its employees (including the Business employees).

(e) Except as set forth in Schedule 5.18(e), no director, officer or employee of the Company or any of its Subsidiaries is a party to any employment or other agreement with the Company or any of its Subsidiaries that entitles him or her to compensation or other consideration upon the acquisition by any Person of Control of the Company or any of its Subsidiaries.

Section 5.19 No Undisclosed Liabilities. Neither the Company nor WHI-IPA has or is otherwise subject to any material liability or obligation, whether absolute, contingent, accrued, unliquidated, determined or determinable or otherwise, whether known or unknown and whether due or to become due and regardless of when or by whom asserted, other than liabilities (a) reflected on, or reserved against in, the Interim Financial Statements, (b) set forth in Schedule 5.19 or (c) current liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business of the Company and WHI-IPA consistent with past practice.

Section 5.20 Related Party Agreements. Except as set forth on Schedule 5.20, neither the Company nor WHI-IPA is a party to any agreement, whether written or oral, with Seller or any Affiliate of Seller.

Section 5.21 No Brokers. Except for the services of Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither the Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or intermediary for or on account of the transactions contemplated by this Agreement.

Section 5.22 Bank Accounts; Powers of Attorney. Schedule 5.22 sets forth a correct and complete list of all bank accounts and safe deposits of the Company and WHI-IPA and all authorized signatories with respect thereto. There are no outstanding powers of attorney executed on behalf of the Company or WHI-IPA.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Seller as follows:

Section 6.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to own or lease and operate its assets and to carry on its businesses in the manner that they were conducted immediately prior to the date of this Agreement.

Section 6.2 Authority of Buyer; Conflicts.

(a) Buyer has the corporate power and authority to execute, deliver and perform this Agreement and each of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by Buyer and each Affiliate of Buyer party thereto have been duly authorized and approved by Buyer’s board of directors and such Affiliate’s board of directors, board of managers or the equivalent authorizing body, as applicable, and do not require any further authorization or consent of Buyer, its stockholders, such Affiliate or such Affiliate’s board of directors or stockholders. This Agreement has been duly authorized, executed and delivered by Buyer and is the legal, valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by Buyer and each applicable Affiliate party thereto and upon execution and delivery by Buyer or such Affiliate will be a legal, valid and binding obligation of Buyer or such Affiliate enforceable against Buyer or such Affiliate in accordance with its terms, in each case subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and subject to, as to enforceability, general equity principles.

(b) Neither the execution and delivery by Buyer of this Agreement or any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance by Buyer or an Affiliate of Buyer party thereto with or fulfillment by Buyer or such Affiliate of the terms, conditions and provisions hereof or thereof will:

(i) assuming that all necessary consents, approvals, authorizations and other actions described in Section 6.2(b)(ii) have been obtained, all filings and notifications described in Section 6.2(b)(ii) have been made and any applicable waiting period has expired or been terminated, result in a violation or breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Certificate of Incorporation or By-laws of Buyer or such Affiliate, (B) any note, instrument, mortgage, lease, franchise or financial obligation to which Buyer or such Affiliate is a party or any of its properties is subject or by which Buyer or such Affiliate is bound, (C) any Governmental Order to which Buyer or such Affiliate is a party or by which it is bound or (D) any Requirements of Law affecting Buyer or such Affiliate, other than, in the case of clauses (B), (C) and (D) above, any such violations, breaches, defaults, rights or loss of rights that would not materially impair the ability of Buyer or such Affiliate to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby, or

(ii) require the approval, consent, authorization or act of, or the making by Buyer or such Affiliate of any declaration, filing or registration with, any Administrative Authority, except for (A) in connection, or in compliance, with the provisions of the HSR Act and (B) such approvals, consents, authorizations, declarations, filings or registrations the failure of which to be obtained or made would not materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby.

Section 6.3 No Litigation or Regulatory Action. Except as set forth in Schedule 6.3:

(a) as of the date hereof, there is no action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened against Buyer or its subsidiaries which are reasonably expected to materially impair the ability of Buyer to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby; and

(b) as of the date hereof, there is no action, suit, proceeding or investigation pending or, to the knowledge of Buyer, threatened that questions the legality of the transactions contemplated by this Agreement or any of the Buyer Ancillary Agreements.

Section 6.4 Investment Intent; Information.

(a) Buyer is acquiring the Shares as an investment for its own account and not with a view to the distribution thereof. Buyer shall not sell, transfer, assign, pledge or hypothecate any of the Shares in the absence of registration under, or pursuant to an applicable exemption from, federal and applicable state securities laws.

(b) Buyer acknowledges that it has been furnished with such documents, materials and information as Buyer deems necessary or appropriate for evaluating the purchase of the Shares. Buyer confirms that it has made such further investigation of the Company as was deemed appropriate to evaluate the merits and risks of this purchase. Buyer further acknowledges that it has had the opportunity to ask questions of, and receive answers from, the directors and officers of the Company, Seller and Persons acting on the Company’s and Seller’s behalf concerning the terms and conditions of the purchase of the Shares.

Section 6.5 Financial Ability. Buyer has delivered to Seller a complete and correct copy of the fully executed commitment letter, dated as of March 8, 2011, between Buyer and Goldman Sachs Lending Partners LLC, Citigroup Global Markets Inc., SunTrust Robinson Humphrey, Inc., SunTrust Bank, Wells Fargo Bank, National Association and Wells Fargo Securities, LLC (the “Commitment Letter”) pursuant to which such lenders have agreed to provide, subject to the terms and conditions therein, the debt financing in an aggregate amount set forth therein (the “Debt Financing”). As of the date of this Agreement, the Commitment Letter is in full force and effect and is a legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto. As of the date hereof, the Commitment Letter has not been amended or modified and, as of the date hereof, the commitments contained in such Commitment Letter have not been withdrawn or rescinded in any respect. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Commitment Letter or as otherwise disclosed to Seller. The obligation to fund the Debt Financing under the Commitment Letter is not subject to any conditions other than as set forth in the Commitment Letter. As of the date of this Agreement, assuming (a) the accuracy of the representations and warranties set forth in Article V and (b) satisfaction of all conditions by (i) Seller pursuant to Article IX and (ii) Buyer pursuant to Article X, Buyer does not know of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in the Commitment Letter not being satisfied. If funded, the net proceeds to be disbursed pursuant to the agreements contemplated by the Commitment Letter, in addition to cash otherwise available to Buyer, will be sufficient for Buyer to pay the Preliminary Purchase Price in accordance with this Agreement and otherwise satisfy its obligations under this Agreement and all Seller Ancillary Agreements.

Section 6.6 No Brokers. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

ARTICLE VII

ACTION PRIOR TO THE CLOSING DATE

The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:

Section 7.1 Access to Information. Seller shall and shall cause the Company and WHI-IPA to (and shall cause the Company’s and WHI-IPA’s auditors, third party advisors and their respective representatives to) afford to Buyer and the directors, officers, employees, agents and other authorized representatives of Buyer (including its independent public accountants and attorneys) reasonable access during normal business hours to all of the offices, properties, books and records (including work papers) and appropriate officers and employees of the Company and WHI-IPA and shall furnish or cause to be furnished to Buyer or its authorized representatives such additional information concerning the Company and WHI-IPA as shall be reasonably requested, including, without limiting the generality of the foregoing, all financial and operating data and other information concerning the affairs of the Company and WHI-IPA available to and in the possession or under the control of the Company and WHI-IPA and/or their auditors as shall be reasonably requested; provided, however, that (a) Seller, the Company and WHI-IPA shall not be required to violate any Requirements of Law, Court Order or obligation of confidentiality to which Seller, the Company or WHI-IPA is subject (provided that Seller, the Company and/or WHI-IPA, as applicable, shall have used reasonable efforts to obtain the consent of such third party to such access or disclosure) or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 7.1 (provided that Seller, the Company and its Subsidiaries will nonetheless provide Buyer and its representatives with appropriate information regarding the factual basis underlying any circumstances that resulted in the preparation of such privileged analyses to the extent permissible without waiver of such privilege), (b) Buyer shall not, without the prior written consent of Seller, contact or communicate with any client or customer party to a Client Agreement with respect to or in connection with the transactions contemplated by this Agreement, (c) Buyer shall not, without providing Seller with prior written notice and a reasonable opportunity to participate, contact or communicate with any vendor, employee, independent contractor or other business partner of the Company or WHI-IPA with respect to or in connection with the transactions contemplated by this Agreement and (d) if the Company’s or WHI-IPA’s auditors or other third-party service providers shall so request in connection with the release of any books, records or other information (including work papers), Buyer agrees to execute a customary release as may be requested by such auditors or third-party service providers. Buyer agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Seller, the Company and WHI-IPA. The parties shall act at all times in accordance with the terms and provisions of the Confidentiality Agreement.

Section 7.2 Notification. Each of Buyer and Seller shall promptly notify the other of any action that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. Seller shall promptly from time to time prior to the Closing Date notify Buyer of (i) any action that, to the Knowledge of Seller, is threatened, brought, asserted or commenced against the Company, any of its Subsidiaries or Seller, or the officers, managers, directors, shareholders or equityholders of the Company or any of its Subsidiaries in their capacity as such, that would have been required to be listed in Schedule 5.13 if such action had arisen prior to the date hereof and (ii) any development or change of facts or circumstances that occurs after the date of this Agreement that, to the Knowledge of Seller, would cause, or would reasonably be expected to cause, any of the representations and warranties of Seller to be untrue or incorrect as of the Closing. Any such notification provided pursuant to this Section 7.2 shall have no effect for the purposes of determining satisfaction of the conditions set forth in Section 9.1 (other than with respect to compliance with this Section 7.2) and shall not have any effect for the purpose of determining Seller’s obligations pursuant to Article XI or Buyer’s right to indemnification pursuant to Article XI.

Section 7.3 Consents of Third Parties; Governmental Approvals.

(a) Seller and Buyer shall, and Seller shall cause the Company and WHI-IPA to, use reasonable best efforts to obtain, before the Closing Date, all consents, approvals or waivers, in form and substance reasonably satisfactory to the other party, required to be obtained from any Person (other than an Administrative Authority) to consummate the transactions contemplated by this Agreement; provided, however, that neither Buyer, Seller, the Company nor WHI-IPA or any of their respective Affiliates shall be obligated to pay any material fee or grant any material concession in connection with obtaining any consents, approvals or waivers required in order to consummate the transactions contemplated hereby pursuant to the terms of any contract with any Person.

(b) Seller and Buyer shall, and Seller shall cause the Company and WHI-IPA to, use reasonable best efforts to obtain any consents and approvals of any Administrative Authority (including any consent or approval of all applicable state departments of insurance or departments of managed care under applicable state insurance, managed care of similar Requirements of Law, including with respect to the termination of existing intercompany agreements between Seller and its Affiliates and the Company) required to be obtained in order to permit the consummation of the transactions contemplated by this Agreement in the most expeditious manner practicable, or to otherwise satisfy the conditions set forth in Section 9.3. Without limiting the generality of the foregoing or any covenant contained in this Article VII, Seller and Buyer shall, and Seller shall cause the Company and WHI-IPA to, use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the transactions contemplated hereby.

(c) Notwithstanding the requirements of Section 7.3(b), Buyer and Seller shall (and to the extent reasonably necessary, Seller shall cause the Company and WHI-IPA to) (i) prepare and, as promptly as practicable and in any event within five (5) Business Days after the date hereof, file, or cause to be prepared and filed, with the Federal Trade Commission and the Antitrust Division of the Department of Justice, and any other appropriate Administrative Authority, the notifications, reports and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby; (ii) use their reasonable best efforts to ensure that all such filings are true and accurate in all material respects and in material compliance with the requirements of the HSR Act; (iii) use their reasonable best efforts to supply any additional information requested by such Administrative Authorities under the HSR Act; (iv) use their reasonable best efforts to make available to the other such information as each of them may reasonably request relative to its business, assets and properties as may be required of each of them to file such additional information and (v) use their reasonable best efforts to obtain early termination of the applicable waiting period under the HSR Act as soon as practicable after the date hereof.

(d) Each of Buyer and Seller shall (and to the extent reasonably necessary, Seller shall cause the Company and WHI-IPA to) (i) provide the other party and its counsel with a reasonable opportunity to review in advance, and will consider in good faith the comments of the other party in connection with, any proposed written communication, filing or other submission by such party to any Administrative Authority relating to the subject matter of this Agreement, (ii) promptly notify the other party of any written communication it or any of its Affiliates receives from any Administrative Authority relating to such matters and (iii) provide to the other copies of all written correspondence, filings or communications between it (or its advisors) and any such Administrative Authority relating to this Agreement or any of the matters described in this Section 7.3(d); provided, that confidential or competitively sensitive information or material shall be provided solely to the other party’s outside legal counsel on an outside legal counsel basis, and unless permission is obtained in advance from the party producing the materials and information, will not be disclosed by such outside counsel to employees, officers or directors of such other party. Neither Buyer nor Seller shall participate in any scheduled meeting or discussion with any Administrative Authority (including via telephone or conference call) in respect of any filings, investigation or other inquiry unless it consults with the other in advance and, to the extent permitted by such Administrative Authority, gives the other the opportunity to attend and participate at or in such meeting or discussion.

(e) Buyer shall pay all filing fees payable to Administrative Authorities pursuant to the HSR Act in connection with such filings and notifications contemplated by this Section 7.3.

Section 7.4 Operations Prior to the Closing Date.

(a) Except as set forth in Schedule 7.4, and except with the written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), Seller shall cause each of the Company and WHI-IPA to operate and carry on its business in the Ordinary Course of Business and shall cause each of the Company and WHI-IPA to use its reasonable best efforts to maintain the value of its business as a going concern, including by using reasonable best efforts to preserve (to the extent consistent with the conduct of the business in the Ordinary Course of Business) intact its business organization, keep available the services of its current officers and employees, and preserve the goodwill of and relationships with the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Company and WHI-IPA.

(b) Without limiting the generality of Section 7.4(a), except as set forth in Schedule 7.4, or except with the written approval of Buyer (which Buyer agrees shall not be unreasonably withheld or delayed), Seller shall not permit the Company or WHI-IPA to:

(i) make any material change in their business or their operations, except such changes as may be required to comply with any applicable Requirements of Law;

(ii) make any capital expenditure, capital addition or capital improvement in excess of one hundred thousand dollars ($100,000) other than the capital expenditures, capital additions or capital improvements set forth in the Company’s fiscal year 2011 budget previously disclosed to Buyer;

(iii) enter into any contract for the purchase of real property;

(iv) cancel or compromise any claims or Indebtedness held by or owed to them (including the settlement of any claims or litigation) in an amount greater than one hundred thousand dollars ($100,000) other than in the Ordinary Course of Business or in accordance with Section 7.5;

(v) sell, license, assign, lease, transfer, convey or otherwise dispose of any of its assets or properties in an amount greater than one hundred thousand dollars ($100,000);

(vi) mortgage, pledge or subject to any Encumbrance any of its assets or properties, other than Permitted Encumbrances;

(vii) create, incur or assume any material obligation or liability with respect to, any Indebtedness, other than ordinary course working capital borrowings pursuant to contracts to which it is a party that are in effect on the date of this Agreement;

(viii) make any loan to any third party;

(ix) make, or agree to make, any distribution or other disposition of assets (other than cash or cash equivalents) to Seller or any of its Affiliates;

(x) institute any increase in any benefit provided under any profit-sharing, bonus, incentive, deferred compensation, severance, insurance, pension, retirement, medical, hospital, disability, welfare or other employee benefit plan maintained for their employees or other service providers, other than as required by any such plan which is described on Schedule 5.16 or Requirements of Law or any change in the Ordinary Course of Business consistent with past compensation practices;

(xi) make any change in the cash compensation of their employees or other service providers, other than changes made in accordance with the Ordinary Course of Business and consistent with past compensation practices or pursuant to existing contractual commitments described on Schedule 5.16;

(xii) (A) provide any employee or other service provider with increased security or tenure of employment or grant any right to severance or termination pay, or enter into or amend any employment, severance, change in control or retention agreement with any employee or other service provider; (B) increase the amount payable to any employee or other service provider upon the termination of any such employee’s or service provider’s service; or (C) make any material change in management structure, including the hiring, promotion, demotion or termination of officers;

(xiii) make any change in its customary methods of accounting or the accounting policies and practices applied in the preparation of the Financial Statements, or, except in the Ordinary Course of Business, pricing policies or payment credit practices;

(xiv) make or change any election related to Taxes, adopt or change any Tax accounting method or accounting period for Tax purposes, amend any Income Tax Return or other material Tax Return, enter into any closing agreement, settle any material Tax claim or assessment, surrender any right to claim a refund for Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Seller (insofar as related to a Taxpayer) or any Taxpayer, in each case, that would reasonably be expected to result in an increase in the taxable income or Taxes of a Taxpayer after the Closing Date;

(xv) make any change in their charters or by-laws or issue any shares of capital stock or other equity securities (including, without limitation, any shares of common stock, option, stock appreciation right, stock purchase right, restricted stock or other equity compensation or performance unit) or any security, option, warrant or other right convertible into or exercisable or exchangeable for any such capital stock or equity securities;

(xvi) split, subdivide, recapitalize or otherwise effect any change in respect of any of its capital stock or other equity securities;

(xvii) accelerate, terminate, modify, amend (in each case, in any material respect) or exercise any remedy with respect to, or waive any material right under, any Business Agreement;

(xviii) enter into any Business Agreement other than in the Ordinary Course of Business;

(xix) enter into any transaction with any stockholder, employee, director, officer, or Affiliate of Seller, the Company or WHI-IPA, other than payment or provision of salary, benefits or other compensation in the Ordinary Course of Business to officers, directors, employees or consultants of the Company or WHI-IPA;

(xx) consummate (A) any merger, consolidation or other business combination, (B) the purchase of any material assets of any Person or (C) the purchase of any capital stock of or interest (including for such purposes convertible securities or instruments) in any Person; or

(xxi) enter into any contract, or otherwise become obligated, to do any action prohibited under this Section 7.4.

Section 7.5 Affiliate Transactions. The Company shall terminate or cause to be terminated, on or before the Closing Date, the contracts and transactions required to be disclosed pursuant to Section 5.14(n) and Section 5.20, including, without limitation, all intercompany Indebtedness and non-trade accounts, but excluding Ordinary Course of Business trade payables, without any further liability to the Company and its Subsidiaries, and shall cause such other parties thereto to release any and all claims against the Company and its Subsidiaries with respect to such Contracts or transactions.

Section 7.6 Distributions.

(a) Prior to the Closing, Seller shall be entitled to cause the Company to distribute cash to Seller.

(b) Immediately prior to the Closing, Seller shall cause the Company to distribute to Seller all of the issued and outstanding shares of capital stock of WHS (the “Special Distribution”). For federal income tax purposes, (i) the Special Distribution will be treated as part of a plan of complete liquidation under Section 332 of the Code that is deemed to occur pursuant to the Section 338(h)(10) Election, (ii) Seller shall file all Tax Returns and otherwise report the Special Distribution in a manner consistent with the treatment described in clause (i), and (iii) Seller shall adopt a plan of liquidation with respect to the Special Distribution. Buyer agrees that it will, at Seller’s sole cost and expense, use reasonable efforts to cooperate and provide Seller with reasonable assistance to obtain any required regulatory approvals in connection with the declaration and payment of the Special Distribution.

Section 7.7 Acquisition Proposal. Until such time, if any, as this Agreement is terminated pursuant to Article XII, Seller and the Company will not, and will cause each of their respective representatives and Affiliates to not, directly or indirectly (a) solicit, initiate, encourage, submit, discuss, facilitate (including by way of furnishing information) or take any other action whatsoever resulting in or designed to assist, participate, facilitate, solicit or encourage any inquiries or proposals regarding any merger, share exchange, consolidation, reorganization, liquidation, dissolution, recapitalization, sale of assets, assumption of liabilities, sale of capital stock or equity securities (or any rights to acquire, or securities convertible into or exchangeable for, any such equity securities) or any other similar transactions involving the business of the Company and WHI-IPA, the Company, any Subsidiary or any of their respective assets or business (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”) or (b) participate in any discussions or negotiations regarding any of the foregoing. Seller and the Company agree to notify Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to an Acquisition Proposal.

Section 7.8 Additional Financial Statements and Financing Cooperation.

(a) Seller and the Company shall use commercially reasonable efforts to (i) cause Deloitte & Touche LLP (as their independent accountants) to complete the audit of the consolidated (A) balance sheets for the Company at August 31, 2009 and 2010, (B) related statements of earnings and cash flows of the Company for the fiscal years ended August 31, 2009 and 2010 and (C) deliver an unqualified opinion and customary consent letters with respect to such balance sheets and statements of earnings and cash flows (any such balance sheets, statements of earnings and cash flows and opinions, collectively, the “Audited Financial Statements”) (ii) prepare consolidated unaudited balance sheets and statements of earnings and cash flows of the Company for each fiscal calendar quarter ending after November 30, 2010 and prior to the Closing (the “Additional Interim Financial Statements”) and to deliver to Buyer as promptly as practicable the Additional Interim Financial Statements and, within three (3) Business Days of receipt thereof, the Audited Financial Statements. Seller and the Company shall use commercially reasonable efforts to prepare and furnish Buyer with any other financial and other pertinent information regarding the Company as may be reasonably requested by Buyer, including all financial statements and financial data, in each case of the type required by Regulation S-X and Regulation S-K under the Securities Act or in order for Buyer to comply with its financial reporting obligations as established by the SEC under the Exchange Act. Seller shall provide Buyer and its representatives with such cooperation and information as they shall reasonably request in order for Buyer to comply with its obligations as established by the SEC under the Securities Act and the Exchange Act. Buyer shall pay, or, to the extent paid by Seller, reimburse Seller for, all out-of-pocket costs and expenses incurred by Seller, the Company or the Subsidiaries in connection with the preparation of the Audited Financial Statements.

(b) Prior to the Closing, Seller shall, and shall cause the Company and its Subsidiaries to, provide to Buyer all cooperation reasonably requested by Buyer in connection with any financing undertaken by Buyer to fund all or any portion of the Purchase Price (the “Financing”), including the following: (i) causing the Company’s officers to participate in meetings, presentations, road shows, due diligence sessions (or other sessions with prospective lenders, investors and rating agencies), drafting sessions, sessions with rating agencies or other syndication activities; (ii) assisting with the preparation of appropriate and customary materials for rating agency presentations, offering documents, bank information memoranda and similar documents reasonably required in connection with the Financing; (iii) assisting with the preparation of any pledge and security documents, any loan agreement, currency or interest hedging agreement, and any other definitive financing documents on terms satisfactory to Buyer; provided, that no obligation of the Company or the Subsidiaries under any such document or agreement shall be effective until the Closing; (iv) facilitating the pledging of collateral; provided, that no pledge shall be effective until the Closing; (v) furnishing, on a confidential basis to Buyer and its financing sources, as promptly as practicable, such financial and other pertinent information regarding the Company and the Subsidiaries as may be reasonably requested by Buyer, including all financial statements and other financial data required by the

Financing (together with the Audited Financial Statements, the “Required Financial Information”); and (vi) providing requested officer’s certificates and representation letters; and (vii) causing to be prepared and rendered requested accountant’s comfort letters from the Company’s independent auditor, in each of the foregoing cases as may be necessary and customary in connection with a financing substantially similar to the Financing; provided, however, that, notwithstanding anything in this Agreement to the contrary, (x) such requested cooperation shall not unreasonably interfere with the ongoing operations of Seller, the Company or the Subsidiaries and (y) none of Seller at any time nor the Company or the Subsidiaries prior to the Closing shall be required to (1) pay any commitment or other similar fee, (2) incur any liability or obligation under any loan agreement or any related document or any other agreement or document related to the Financing, or (3) be required to incur any other liability or obligation in connection with the Financing.

(c) Buyer shall, promptly upon request by Seller, reimburse Seller for all documented out-of-pocket fees and expenses incurred by Seller, the Company or the Subsidiaries in connection with such requested cooperation, and, except in cases involving fraud or intentional misconduct or intentional misrepresentation on the part of Seller, the Company or the Subsidiaries, Buyer shall indemnify and hold harmless each of Seller, the Company and the Subsidiaries against any costs, expenses or liabilities incurred by Seller, the Company or the Subsidiaries arising out of the performance by Seller, the Company or the Subsidiaries of their respective obligations at Buyer’s request under this Section 7.8.

Section 7.9 Preliminary Transactions. At or prior to Closing, Seller shall, or cause its Affiliates to, transfer to the Company all of Seller’s or such Affiliate’s (as the case may be) right, title and interest in and to the assets identified on Schedule 7.9 (the “Transferred Assets”). Seller shall use commercially reasonable efforts to obtain all third party consents necessary to convey the Transferred Assets to the Company. Seller shall execute, or shall cause to be executed, all documents reasonably requested by Buyer to evidence such conveyance of the Transferred Assets.

Section 7.10 Transition Services Agreements. Between the date hereof and the Closing Date, Buyer and Seller shall negotiate in good faith one or more transition services agreements (the “Transition Services Agreements”) containing terms and condition mutually agreed upon by the parties, including those provisions set forth on Schedule 7.10.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Tax Matters.

(a) Liability for Taxes.

(i) From and after the Closing, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses incurred by such Buyer Group Member in connection with or arising from: (A) Taxes imposed on any Taxpayer with respect to any taxable year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing

Date, (B) Taxes imposed on any Taxpayer as a result of having been a member of a Tax Group or as a result of having been a member of any other affiliated, consolidated, combined or unitary group pursuant to Treasury Regulation Section 1.1502-6 (or similar provision of state, local or foreign law) on or prior to the Closing Date, (C) Section 338 Taxes, (D) Taxes imposed on any Taxpayer as a result of any breach of any representation or warranty in Section 5.7, (E) Taxes imposed on or with respect to income or gain recognized by any Taxpayer, Seller, or a Tax Group as a result of the Special Distribution, (F) Transfer Taxes that Seller is responsible for paying pursuant to Section 8.1(a)(iv); provided, however, that Seller does not agree to indemnify or hold harmless any Buyer Group Member from or against Losses incurred in connection with or arising from (I) Taxes to the extent such Taxes are taken into account in the computation of the Closing Date Working Capital, (II) Taxes attributable to any transaction that occurs on the Closing Date but after Closing that is not in the ordinary course of business and is not contemplated by this Agreement or (III) Transfer Taxes that Buyer is responsible for paying pursuant to Section 8.1(a)(iv) (the Taxes described in clauses (I), (II) and (II) of this proviso being referred to as “Excluded Taxes”). For the avoidance of doubt, Seller’s obligation to indemnify, defend and hold harmless each Buyer Group Member pursuant to this Section 8.1 shall not be subject to the limitations described in Section 11.2.

(ii) From and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses incurred by such Seller Group Member in connection with or arising from (A) Taxes imposed on any Taxpayer with respect to any taxable year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date and (B) Excluded Taxes; provided, however, that Buyer does not agree to indemnify and hold harmless any Seller Group Member from or against any Losses incurred in connection with or arising from Taxes for which Seller is liable under Section 8.1(a)(i).

(iii) Whenever it is necessary to determine the liability for Taxes of a Taxpayer for a Straddle Period, the determination of such Taxes for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall (A) in the case of ad valorem or property Taxes, be determined by multiplying the amount of such Taxes for the entire Straddle Period by a fraction, the numerator of which is the number of calendar days in the Straddle Period before and including the Closing Date or the number of calendar days in the Straddle Period after the Closing Date, as the case may be, and the denominator of which is the total number of calendar days in the Straddle Period (provided, however, that no ad valorem or property Tax attributable to property that was not held during the portion of the Straddle Period ending on or before the Closing shall be allocable to the taxable period that is deemed to end on the Closing Date, and no ad valorem or property Tax attributable to property that was not held during the portion of the Straddle Period beginning after the Closing shall be allocable to the taxable period that is deemed to begin after the Closing Date), and (B) in the case of all other Taxes, be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit of the Company for the Straddle Period shall be allocated between such two (2) taxable years or periods on a “closing of the books basis” by assuming that the books of the Company were closed at the close of the Closing Date; provided, however, that (I) Taxes attributable to any transaction that occurs on the Closing Date but after Closing that is not in the Ordinary Course of Business and is not contemplated by this Agreement shall be allocated to the taxable year or period that is deemed to begin at the beginning of the day following the Closing Date and (II) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation, shall be apportioned between such two taxable years or periods on a daily basis.

(iv) Notwithstanding anything herein to the contrary, (A) Seller agrees to pay any Transfer Taxes imposed on the Special Distribution and (B) Seller, on the one hand, and Buyer, on the other hand, agree to each pay fifty percent (50%) of any Transfer Taxes imposed on the transfer of the Shares and the Section 338(h)(10) Elections.

(b) Tax Returns.

(i) Seller shall timely file or cause to be timely filed when due (taking into account all extensions properly obtained) (A) all Income Tax Returns required to be filed by, with respect to or that include a Taxpayer for taxable years or periods of the Taxpayers ending on or prior to the Closing Date and (B) all other Tax Returns that are required to be filed by or with respect to the Taxpayers on or prior to the Closing Date. In each case, Seller shall remit, or cause to be remitted, any Taxes due in respect of such Tax Returns. To the extent such Tax Returns relate to the Taxpayers, Seller shall file such Tax Returns in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns, except as otherwise required by applicable law, in each case to the extent failing to do so would reasonably be expected to result in an increase in the taxable income of any Taxpayer in a Post-Closing Tax Period or Straddle Period or an increase in the Taxes payable by a Taxpayer in a Post-Closing Tax Period or Straddle Period. With respect to any Income Tax Return that is not consolidated, combined or unitary Income Tax Return of any Tax Group to be filed by Seller after the Closing Date pursuant to the first sentence of this Section 8.1(b)(i), Seller shall submit such Tax Returns to Buyer prior to the due date for filing such Tax Returns (determined by taking into account all applicable extensions) for review by Buyer. Buyer shall file or cause to be timely filed when due (taking into account all extensions properly obtained) all other Tax Returns that are required to be filed by, with respect to, or that include a Taxpayer. With respect to Tax Returns to be filed by Buyer pursuant to the preceding sentence for any Pre-Closing Tax Period or Straddle Period (I) such Tax Returns shall be filed in a manner consistent with past practice and no position shall be taken, election made or method adopted that is inconsistent with positions taken, elections made or methods used in prior periods in filing such Tax Returns (including any such position, election or method which would have the effect of accelerating income to periods for which Seller is liable or deferring deductions to periods for which Buyer is liable), in each case, except as otherwise required by applicable Law, (II) all such Income Tax Returns shall be submitted to Seller not later than thirty (30) days prior to the due date for filing such Tax Returns (determined by taking into account all applicable extensions) or, if such due date is within forty-five (45) days following the Closing Date, as promptly as practicable following the Closing Date, for review and comment by Seller, (III) to the extent practicable, all such non-Income Tax Returns shall be submitted to Seller prior to the due date for filing such Tax Returns (taking into account all applicable extensions) for review and comment by Seller and (IV) in the case of clauses (II) and (III), Buyer shall make such revisions to such Tax Returns as are reasonably requested in writing by Seller within a reasonable period of time prior to the due date (excluding any applicable extensions) for filing such Tax Returns. Except to the extent such Taxes are taken into account in the computation of the Closing Date Working Capital or are otherwise Excluded Taxes, Seller shall pay the Taxes for which Seller is liable pursuant to Section 8.1(a) but which are payable with any Tax Return to be filed by Buyer pursuant to this Section 8.1(b), upon the written request of Buyer, setting forth in detail the computation of the amount owed by Seller, but in no event earlier than ten (10) business days prior to the due date for paying such Taxes, without regard to the aggregate indemnification limitations set forth in Section 11.2.

(ii) Except as otherwise required by applicable Law, none of Buyer or any Affiliate of Buyer shall (or shall cause or permit a Taxpayer to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Taxpayer with respect to any Pre-Closing Tax Period without the prior written consent of Seller. Except as otherwise required by applicable Law, agreed to by Seller or permitted under this Agreement, none of Buyer or any Affiliate of Buyer shall (or shall cause or permit a Taxpayer to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Taxpayer with respect to any Straddle Period, in each case if taking such action would reasonably be expected to result in an increase in the taxable income or Taxes of a Taxpayer for such Straddle Period for which Seller is liable under Section 8.1(a).

(iii) Buyer shall cause the Taxpayers to prepare and provide to Seller a package of Tax information materials, including schedules and work papers (the “Tax Package”), required by Seller to enable Seller to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 8.1(b)(i). The Tax Package shall be completed in accordance with past practice, including past practice as to providing such information and as to the method of computation of separate taxable income or other relevant measure of income of the Company and WHI-IPA. Buyer shall cause the Tax Package to be delivered to Seller within ninety (90) days after the Closing Date or as soon as practicable thereafter.

(c) Tax Contest Provisions.

(i) Buyer shall, within twenty (20) business days, notify Seller in writing upon receipt by Buyer, any of its Affiliates, the Company or WHI-IPA of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments relating to Pre-Closing Tax Periods or which might otherwise affect the Tax liabilities for which Seller may be liable pursuant to this Section 8.1 (“Tax Contest Claims”). The failure of Buyer to give timely notice hereunder shall not affect Buyer’s right to indemnification hereunder, except to the extent such delay or failure prejudices Seller or any of its Affiliates.

(ii) Seller shall control (at its expense) any Tax Contest Claim with respect to a Pre-Closing Tax Period that involves any Tax Group and Buyer shall not participate in or control any such Tax Contest Claim; provided, however, that Seller shall not compromise or settle any such Tax Contest Claim without obtaining Buyer’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed) to the extent such compromise or claim would reasonably be expected to (A) in the case of a Tax Contest Claim relating to liability for Federal Income Taxes, have a Material Adverse Effect on Buyer or a

Taxpayer in a Post-Closing Tax Period or (B) in the case of a Tax Contest Claim not relating to liability for Federal Income Taxes, materially increase the Taxes payable by Buyer or a Taxpayer in a Post-Closing Tax Period (in the case of any other Taxes described in this clause (ii)).

(iii) With respect to a Tax Contest Claim with respect to a Pre-Closing Tax Period not described in Section 8.1(c)(ii), Seller shall have the right to control the conduct of such Tax Contest Claim unless Seller fails to provide Buyer with notice of its election to control such Tax Contest Claim within thirty (30) days of Buyer notifying Seller of such Tax Contest Claim in accordance with Section 8.1(c)(i); provided, however, that (A) Seller shall keep Buyer informed regarding the progress and substantive aspects of such Tax Contest Claim and (B) if the resolution of such Tax Contest Claim would reasonably be expected to have an adverse effect on Buyer, the Company or WHI-IPA for a period that begins after the Closing Date then Buyer shall be entitled to participate (at its expense) in any such Tax Contest Claim and Seller shall not compromise or settle any such Tax Contest Claim without obtaining Buyer’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed). If Seller does not elect to control a Tax Contest Claim pursuant to this Section 8.1(c)(iii) within the time period set forth above, then Buyer shall be entitled to control such Tax Contest Claim, provided that Buyer shall not (A) extend the statute of limitations with respect to such Tax Contest Claim or (B) settle or compromise such Tax Contest Claim, in each case without obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

(iv) In the case of a Tax Contest Claim for a Straddle Period, Buyer shall control such Tax Contest Claim, provided that (A) Buyer shall keep Seller informed regarding the progress and substantive aspects of such Tax Contest Claim, (B) Seller shall be entitled to participate (at its expense) in any such Tax Contest Claim, and (C) none of Buyer, any of its Affiliates, the Company or WHI-IPA may settle or compromise any such Tax Contest Claim for any Taxes for which Seller may be liable pursuant to Section 8.1(a), without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned, or delayed.

(v) In determining whether consent is unreasonably withheld or conditioned with respect to any proposed settlement by any party under this Section 8.1(c), the facts and circumstances, including, without limitation, the relative amount of Taxes at issue in the Pre-Closing Tax Period, the portion of the Straddle Period that ends prior to the Closing Date, the Post-Closing Tax Period and the portion of the Straddle Period that ends after the Closing Date shall be taken into account.

(vi) In the event of any conflict between the provisions of this Section 8.1(c) and Section 11.6, this Section 8.1(c) shall control.

(d) Assistance and Cooperation. After the Closing Date, Seller and Buyer shall (and shall cause their respective Affiliates to):

(i) assist the other parties in preparing any Tax Returns which such other party is responsible for preparing and filing in accordance with Section 8.1(c);

(ii) cooperate fully in preparing for any audits of, or disputes with taxing authorities regarding, any Tax Returns of the Company or WHI-IPA;

(iii) make available to the others and to any taxing authority as reasonably requested all information, records, and documents relating to Taxes of the Company and WHI-IPA;

(iv) provide timely notice to the others in writing of any pending or threatened Tax audits or assessments of the Company and WHI-IPA relating to Taxes for which the other may have a liability under this Section 8.1;

(v) furnish the others with copies of all correspondence received from any taxing authority in connection with any Tax audit or information request with respect to any such taxable period;

(vi) timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or file Tax Returns or other reports with respect to, Transfer Taxes; and

(vii) timely provide to the others powers of attorney or similar authorizations necessary to carry out the purposes of this Section 8.1.

(e) Refunds. Seller shall be entitled to any refund of Taxes of the Taxpayers received by a Taxpayer after the Closing with respect to (i) any Pre-Closing Tax Period, (ii) any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date and (iii) to the extent an indemnification payment has been or is expected to be made by Seller hereunder, any other Taxes indemnified by Seller pursuant to Section 8.1(a)(i) of this Agreement (each, a “Refund”) net of any expenses and Taxes incurred in connection with the receipt of such Refund. Buyer shall promptly notify Seller upon becoming aware of any Refund and shall cause the Company or WHI-IPA to pay the amount of any such Refund net of any expenses and Taxes incurred in connection with the receipt of such Refund to Seller. Except as otherwise provided herein, Buyer shall be entitled to any Refund of Taxes described in clauses (A) and (B) of Section 8.1(a)(ii), and other Taxes for which Buyer is liable under this Agreement. Notwithstanding the foregoing, Seller shall not be entitled to any Refund taken into account in determining the Adjustment Amount pursuant to Section 4.5.

(f) Election Under Section 338(h)(10).

(i) Seller and Buyer shall make, or cause to be made, a joint election for the Company and WHI-IPA under Section 338(h)(10) of the Code and under any applicable similar provisions of state law with respect to the purchase of the Shares (all such elections being referred to collectively as a “Section 338(h)(10) Election”) and at Closing Seller and Buyer shall execute three (3) copies of Internal Revenue Service Form 8023 and any similar state forms. Buyer and Seller shall cooperate fully in making the Section 338(h)(10) Election, including filing and executing such additional forms, returns, elections, schedules and other documents required to effect and preserve timely elections in accordance with Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state, local or foreign Tax law) or any successor provisions.

(ii) Within ninety (90) days following the final determination of the Adjustment Amount pursuant to Section 4.5, Buyer shall prepare (in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder) and deliver to Seller a schedule allocating the Aggregate Deemed Sales Price, as defined in Treasury Regulation Section 1.338-4, for the assets of the Company and WHI-IPA among the assets of the Company and WHI-IPA (the “Allocation Schedule”). Unless the Seller objects in writing to the Allocation Schedule within thirty (30) days after delivery of such Allocation Schedule, the Allocation Schedule shall be deemed to be accepted and agreed to by the Seller. If the Seller objects to the Allocation Schedule in writing within thirty (30) days after delivery of such Allocation Schedule, Buyer and Seller shall attempt in good faith to resolve such objections; provided, however, that if after such attempt Buyer or Seller provides the other party hereto with notice that it is unable to resolve such objection (which may be given in the sole determination of the party providing such notice), Buyer, Seller and their respective Affiliates shall be permitted to file its Tax Returns in a manner consistent with its own determination of the appropriate allocation to be made in accordance with Section 338(h)(10) of the Code and the Treasury Regulations thereunder. If the Buyer and Seller agree on the Allocation Schedule then such schedule shall be referred to as the “Final Allocation Schedule.” The Final Allocation Schedule shall be revised to take into account any adjustments to the total consideration paid hereunder, including adjustments pursuant to Section 8.1(a) and Article XI hereof, by taking into account the characteristics of, and events giving rise to the adjustment. Except as otherwise required by law, the Buyer, the Seller and their respective Affiliates shall file all Tax Returns in a manner consistent with the Final Allocation Schedule; provided, however, that nothing contained in this Section 8.1(f)(ii) shall prevent the Seller, Buyer or their respective Affiliates from settling any proposed deficiency or adjustment by any Administrative Authority based upon or arising out of the Final Allocation Schedule, and none of the Seller, Buyer or their respective Affiliates shall be required to litigate before any court, any proposed deficiency or adjustment by any Administrative Authority challenging such Final Allocation Schedule.

(g) Carryback of Losses, Credits, and Other Allowances. Buyer shall not cause or permit the Taxpayers to carryback any loss, credit or other allowance to a Pre-Closing Tax Period or any portion of a Straddle Period ending on or prior to the Closing Date without Seller’s prior written consent.

(h) Tax Sharing Agreements. Seller shall terminate, or cause to be terminated, on or before the Closing Date all Tax Sharing Agreements, if any, and none of the Taxpayers will have any liability thereunder on or after the Closing Date.

Section 8.2 Employee Matters.

(a) Continued Employment. As of the Closing Date, Buyer agrees to cause the Company and WHI-IPA to continue to employ all Business Employees; provided, however, that, solely for purposes of Section 8.2 of this Agreement, any employees of the Company or WHI-IPA who are on short-term or long-term disability immediately prior to the Closing Date (“Employees on Leave”) shall not be deemed to be Business Employees until such employees return to active employment, provided that each such employee returns to active employment within one (1) year following the Closing Date. Until and unless such Employees on Leave become Business Employees, Seller shall retain, and neither Buyer nor any of its Affiliates shall assume, any liabilities related to the employment of the Employees on Leave. For a period of at least one (1) year following the Closing Date, each Business Employee shall be entitled to receive while in the employment of Buyer or its Affiliates (including the Company and WHI-IPA) at least the same base salary or base wage rate as were provided to such employee by the Company or WHI-IPA immediately prior to the Closing Date. With respect to the period commencing on the Closing Date and ending on December 31, 2011, each Business Employee shall be eligible to receive while in the employment of Buyer or its Affiliates (including the Company and WHI-IPA) a cash-based target annual incentive bonus opportunity that is substantially comparable in the aggregate to that provided to such employee by the Company or WHI-IPA immediately prior to the Closing Date, and as set forth on Schedule 5.18; provided, however, that in no event shall Buyer or any of its Affiliates (including the Company and WHI-IPA) be required to take into account any specific performance goals under bonus plans when determining whether such bonus opportunity is substantially comparable. Notwithstanding any provision herein to the contrary, neither Buyer nor any of its Affiliates (including the Company and WHI-IPA) shall be obligated to continue to employ any Business Employee for any specific period of time following the Closing Date.

(b) Buyer Benefit Plans. For a period of at least one (1) year following the Closing Date, the Business Employees shall receive employee benefits (including, for the avoidance of doubt, retirement, welfare and fringe benefits) that provide at least substantially comparable aggregate value to those benefits either (i) provided under the Company Plans listed on Schedule 5.16(a) in effect immediately prior to the Closing Date or (ii) provided by Buyer (or any of its Affiliates) to its similarly situated employees.

(c) Company Plans.

(i) Except as set forth in Schedule 8.2(c), (collectively, the “Assumed Plan Liabilities”), upon and following the Closing, neither Buyer nor any of its Affiliates shall assume any obligations under or liabilities with respect to, and it shall not receive any right or interest in the assets of, any Company Plans, and Seller shall retain any and all obligations and liabilities related to the Company Plans, including, without limitation, any retention agreements, any agreements or arrangements with independent contractors, and any employee plans or arrangements related to former employees or other service providers who provided services to the Company or any Subsidiary of the Company, or any of their Affiliates’ or Company Plans’ obligations to make payments or provide benefits accrued under any Company Plan.

(ii) Effective as of the Closing Date, except as otherwise specifically provided in this Agreement, all Business Employees will cease any active participation in, and any benefit accrual under, all Company Plans.

(iii) Buyer either currently maintains, or will establish or cause the Company to establish, not later than ninety (90) days after the Closing Date, one or more qualified defined contribution plans (“Buyer’s DC Plans”) that contain or will contain all provisions necessary for the acceptance of direct rollovers (in the form of cash and notes relating to plan participant loans) of “eligible rollover distributions” as defined in the Code and applicable Requirements of Law that Business Employees are eligible to receive from Seller’s defined contribution plans (“Seller’s DC Plans”) without adversely affecting the qualified status of Seller’s DC Plans or Buyer’s DC Plans. Buyer’s DC Plans will contain provisions to permit any such direct rollover to include the promissory note or notes representing any plan loans outstanding to the Business Employee under Seller’s DC Plans on the date of the direct rollover, and Buyer, the Company and Seller will cooperate with each other to enable such direct rollovers to occur, to the extent possible, before such loans become defaulted. Seller shall cause the applicable Seller’s DC Plans to fully vest Business Employees in their accounts immediately prior to the Closing and permit the Business Employees to elect a lump sum cash distribution of benefits accrued through the Closing Date in accordance with the Code. In addition, Seller shall cause the applicable Seller’s DC Plans to fully vest the Employees on Leave, immediately prior to the time when such Employees on Leave become Business Employees and permit the Employees on Leave to elect a lump sum cash distribution of benefits accrued through the date such Employees on Leave become Business Employees in accordance with the Code.

(d) Severance Benefits. Notwithstanding any of the foregoing to the contrary, following the Closing Date, Buyer agrees to, or to cause its Affiliates to, provide severance benefits to any Business Employee whose employment is terminated during the one (1) year period beginning on the Closing Date in an amount that is at least equal to the severance benefits that would have been paid to such employee pursuant to the terms of the Company Plans as in effect immediately prior to the Closing Date, to be calculated, however, on the basis of the employee’s compensation and service at the time of the termination.

(e) Credit for Service. To the extent that service is relevant for purposes of eligibility and vesting (and, in order to calculate the amount of any vacation, sick days, short-term disability, salary continuation, severance and similar benefits, but not for purposes of defined benefit pension benefit accruals) under any retirement plan, employee benefit plan, program or arrangement established or maintained by Buyer or any of its Affiliates for the benefit of the Business Employees, following the Closing Date such plan, program or arrangement shall credit such Business Employees for service earned on and prior to the Closing Date with the Company or WHI-IPA or any of their predecessors in addition to service earned with Buyer or any of Buyer’s Affiliates after the Closing Date, except in all cases where doing so would result in a duplication of benefits.

(f) Preexisting Conditions. Following the Closing Date, Buyer shall, or shall cause its Affiliates to, waive any waiting period provision or any preexisting conditions exclusions of the Business Employees and their eligible dependents to the extent such provisions or conditions would have been waived or satisfied under the analogous Company Plan. Following the Closing Date, Buyer shall recognize, or shall cause its Affiliates to also recognize, for purposes of annual deductible and out of pocket limits under its health and dental plans, deductible and out of pocket expenses paid by Business Employees and their respective dependents under health and dental Company Plans in the calendar year in which the Closing Date occurs to the extent the Business Employees participate in any such health and dental plans in such same calendar year.

(g) Vacations. Buyer shall not assume or otherwise become liable for, and Seller shall not transfer to Buyer, any liabilities of Seller with respect to accrued but unused vacation (including all banked vacation for calendar year 2011), personal days, floating holidays and sabbatical leave (collectively, the “Accrued Amounts”). At the Closing, Seller shall pay, or cause to be paid, to each Business Employee the Accrued Amount with respect to such Business Employee. Buyer shall use reasonable efforts to accommodate each Business Employee with scheduled or planned vacation to occur in calendar year 2011 after the Closing Date in accordance with Buyer’s normal vacation approval policies applicable to its similarly situated employees.

(h) Healthcare Spending Account Program. Buyer shall, or shall cause its Affiliates to, establish or maintain a Healthcare Spending Account program for each Business Employee who, in the portion of the calendar year on or prior to the Closing Date, contributed to the Healthcare Spending Account program of Seller. The beginning balance as of the Closing Date in Buyer’s Healthcare Spending Account program shall be the unused portion of the balance in Seller’s Healthcare Spending Account program. To the extent that Buyer (or an Affiliate of Buyer) has previously established and maintains a Health Reimbursement Account, any unused amount in Seller’s Health Reimbursement Account (on behalf of the Business Employees) shall be credited to Buyer’s Health Reimbursement Account to the extent that it is greater than the amount a similarly situated employee of Buyer may be entitled.

(i) Dependent Care Spending Account Program. Buyer shall, or shall cause its Affiliates to, establish or maintain a Dependent Care Spending Account program for each Business Employee who, in the portion of the calendar year on or prior to the Closing Date, contributed to the Dependent Care Spending Account program of Seller. The beginning balance as of the Closing Date in Buyer’s Dependent Care Spending Account program shall be the unused balance in Seller’s Dependent Care Spending Account program.

(j) COBRA. Following the Closing Date, Buyer shall, or shall cause an Affiliate to, provide continuation health care coverage to all Business Employees and their qualified beneficiaries, regardless of when a “qualifying event” occurs, in accordance with the continuation health care coverage requirements of Section 4980B of the Code and Title I, Subtitle B, Part 6 of ERISA (“COBRA”). Seller or one of its Affiliates shall provide COBRA coverage for former employees (and their eligible dependents) of the Company and WHI-IPA who do not become Business Employees.

(k) WARN. Buyer shall be responsible for all liabilities or obligations under the Worker Adjustment and Retraining Notification Act and similar state and local rules, statutes and ordinances resulting from the Closing or from Buyer’s, the Company’s or WHI-IPA’s actions following the Closing.

(l) Workers’ Compensation Liabilities. Seller shall be responsible for and shall pay any and all losses, liabilities and claims incurred in connection with any and all workers’ compensation claims related to events, conditions, illnesses or injuries occurring prior to or at Closing with respect to current and former employees of the Company or any of its Subsidiaries.

(m) No Rights Created. The parties to this Agreement hereby acknowledge and agree that all provisions contained in this Section 8.2 with respect to employees are included for the sole benefit of the respective parties and shall not create any right in any other Person, including, without limitation, any employees, former employees, any participant in any

Company Plans or any beneficiary thereof, shall not be construed to establish, amend, or modify a Company Plan or any other benefit plan, program, agreement or arrangement and, except as expressly set forth herein, shall not require the Company, WHI-IPA, Buyer or any subsidiary of Buyer to continue or amend any particular benefit plan after the consummation of the transactions contemplated by this Agreement for any employee or former employee of the Company (or any Subsidiary of the Company), and any such plan may be amended or terminated in accordance with its terms and applicable law.

(n) Cooperation; Communications with Business Employees. Subject to applicable Requirements of Law, Seller agrees to provide (or cause to be provided) to Buyer (or any of its Affiliates) (i) such information reasonably requested by Buyer to assist Buyer in complying with its obligations under this Section 8.2 and to assist Buyer with determining the wages paid to the Business Employees with respect to the period beginning on January 1, 2011 and ending on the Closing Date and (ii) all personnel records and files in respect of current and former employees of the Company and its Subsidiaries. Subject to applicable Requirements of Law, Buyer agrees to provide (or cause to be provided) such information reasonably requested by Seller to assist Seller in complying with its obligations under any retention agreement with any Business Employee. Seller will follow the “standard procedure for predecessors and successors” set forth in Section 4 of Revenue Procedure 2004-53, 2004-34 IRB 320 with respect to the Business Employees. Prior to the Closing Date, except as otherwise required by applicable Requirements of Law or the applicable regulations or policies of any Administrative Authority or any stock exchange, Seller shall not make any formal communications to Business Employees relating to the Buyer’s plans, intentions or obligations with respect to the Business Employees.

Section 8.3 Securities Law Legends. Buyer agrees and understands that the Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state or other Administrative Authority and that the Shares may be sold or disposed of only in one or more transactions (a) registered under the Securities Act, applicable state securities laws and/or the laws of any other applicable Administrative Authority or (b) as to which an exemption from the registration requirements of the Securities Act, applicable state securities laws and/or the laws of any other applicable Administrative Authority is available. Buyer acknowledges and agrees that no person has any right to require Seller or the Company to cause the registration of any of the Shares.

Section 8.4 Release of Guaranties; Pay-Off Letters.

(a) Buyer shall use its commercially reasonable efforts to cause Seller and its Affiliates to be fully released in respect of all obligations under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by Seller or its Affiliates, as the same may be identified and reasonably requested by Seller, relating to any parcel of Leased Real Property or any other contractual commitment of the Company or WHI-IPA (collectively, the “Company Guaranties”) as promptly as practicable after the Closing Date, and, in any event, no later than the date on which each such lease or other obligation that is covered by a Company Guaranty is renewed (other than pursuant to any automatic renewal), extended (other than pursuant to any automatic extension), amended or supplemented in a manner that results in terms less favorable to the guarantor thereunder than were in effect prior to such renewal, extension, amendment or supplement. If Buyer is unable to effect such a substitution and release with respect to any Company Guaranty, Buyer shall indemnify each Seller Group Member against any and all Loss or Expense arising from such Company Guaranty. Any cash or other collateral posted by Seller or its Affiliates in respect of any Company Guaranty shall be delivered to Seller.

(b) No less than five (5) Business Days prior to the Closing Date, Seller and/or the Company shall deliver to Buyer one or more consents, releases or “payoff letters,” in customary form, with respect to all outstanding Indebtedness of the Company or WHI-IPA of the type described in clauses (i) and (ii) of the definition of Indebtedness and all related agreements, documents or instruments, setting forth, in the aggregate, all amounts necessary to be paid in order to pay off finally and in full all of such Indebtedness on the Closing Date and containing the irrevocable and unconditional agreement of the agents under each related agreement, on behalf of the lenders, that, upon such payment, (a) such Indebtedness will be extinguished, discharged and finally paid in full and all Encumbrances securing or relating thereto will be released and extinguished and (b) such agents shall execute and deliver to Buyer such instruments as may be necessary to record and/or discharge the release and extinguishment of such Encumbrances.

Section 8.5 Nonsolicitation; Noncompetition.

(a) Except, in any case, with the prior written consent of Buyer, for a period of three (3) years following the Closing, Seller shall not, and shall cause its controlled Affiliates not to, hire or solicit any employee of Buyer or any of its subsidiaries (including the Company and WHI-IPA) to leave the employ of Buyer or such subsidiary or violate the terms of their contracts, or any employment arrangements, with Buyer or such subsidiary. Notwithstanding the foregoing, (i) Seller or any of its controlled Affiliates may solicit and/or hire any employee of Buyer or any of its subsidiaries who are discharged by Buyer or one of its subsidiaries, as the case may be and (ii) nothing in this Section 8.5(a) shall prohibit or restrict Seller or any of its controlled Affiliates from conducting any general solicitation to the public or general advertising or hiring any employee of Buyer or any of its subsidiaries who responds to any such general solicitation or public advertising; provided, however, that until the one (1) year anniversary of the Closing Date, neither Seller nor any of its controlled Affiliates shall hire any individual employed by the Company and/or WHI-IPA as of the date hereof.

(b) Except, in any case, with the prior written consent of Seller, for a period of three (3) years following the Closing, Buyer shall not, and shall cause its controlled Affiliates not to, hire or solicit any employee of Seller or any of its subsidiaries to leave the employ of Seller or such subsidiary or violate the terms of their contracts, or any employment arrangements, with Seller or such subsidiary. Notwithstanding the foregoing, (i) Buyer or any of its controlled Affiliates may solicit and/or hire any employee of Buyer or any of its subsidiaries who are discharged by Seller or one of its subsidiaries, as the case may be and (ii) nothing in this Section 8.5(b) shall prohibit or restrict Buyer or any of its controlled Affiliates from conducting any general solicitation to the public or general advertising or hiring any employee of Seller or any of its subsidiaries who responds to any such general solicitation or public advertising.

(c) For a period of three (3) years from and after the Closing Date, Seller shall, and shall cause its controlled Affiliates not to, directly or indirectly, whether independently or in association with any other Person (other than with respect to Buyer and its subsidiaries), (i) own any equity interest in, or provide any debt financing to, a Competitive Business or (ii) engage in, own, manage, operate, control, provide services to or participate in the ownership, management, operation, financing or control of any such Competitive Business; provided, however, that, notwithstanding the foregoing, the restrictions set forth in this Section 8.5 shall not be construed to prohibit or restrict (A) any investment by Seller or any of its controlled Affiliates in any class of publicly-traded debt or equity securities of any company engaged in a Competitive Business so long as Seller, in the aggregate together with its controlled Affiliates, does not hold at any time during such period more than five percent (5%) of such class of issued and outstanding voting securities of such publicly-traded company, or five percent (5%) of the aggregate principal amount of such class of debt securities outstanding, (B) Seller or any of its controlled Affiliates from engaging in any of the activities set forth on Schedule 8.5(c), (C) Seller or any of its controlled Affiliates from owning or operating retail pharmacies, providing mail, specialty and other pharmacy dispensing functions, retail pharmacy services or clinical programs associated with retail pharmacy services in any manner whatsoever, including medication therapy management (including through use of the MedMonitor suite of applications), physician orientation programs, and member education, to self-insured employers (including state and local governments), managed care organizations, third-party administrators, labor unions and individuals, (D) Seller or any of its controlled Affiliates from engaging in any action contemplated by this Agreement or any other agreement between Seller and its controlled Affiliates, on the one hand, and Buyer and its controlled Affiliates, on the other hand, including any Seller Ancillary Agreement or (E) Seller or any of its controlled Affiliates from acquiring any Person or business (whether by means of a merger, the acquisition of equity, assets, a combination thereof or other transaction) engaged in a Competitive Business if (1) the revenue of such Person or business for the immediately preceding twelve (12) month period derived from the Competitive Business was less than ten percent (10%) of the total revenues of such Person or business during such period and the ownership and operation of such Person or business thereafter shall not be prohibited or restricted by the terms of this Section 8.5(c) or (2) Seller or its controlled Affiliates, as the case may be, uses its reasonable best efforts to divest such portion of the acquired equity, assets or a combination thereof that represents a Competitive Business to a non-Affiliated entity of Seller promptly (and in any event within one (1) year) after the acquisition thereof; provided, further, that, notwithstanding anything contained in this Agreement to the contrary, the restrictions set forth in this Section 8.5 shall not be binding on any Person that may acquire Seller by way of merger, stock acquisition, reorganization, sale of all or substantially all of its assets or other business combination.

(d) As used in this Agreement, “Competitive Business” means a business primarily engaged in the provision of pharmacy benefit management services including pharmacy benefit plan designs, pharmacy benefit clinical programs, pharmacy benefit physician orientation programs, and pharmacy benefit member education relating to the management of prescription pharmacy benefits.

(e) Except as required by applicable Requirements of Law and except for information which is now or hereafter becomes public other than as a result of a breach of this Section 8.5(e), Seller shall not, and shall cause its Affiliates not to, until the third anniversary of the Closing Date, disclose to any other Person or otherwise use any confidential or proprietary information of the Company or WHI-IPA acquired by Buyer pursuant to this Agreement, whether in written, oral or other form; provided, that nothing in this Section 8.5(e) shall in any way limit the disclosure of any such information to the representatives of Seller or any of its Affiliates in order to assist Seller with respect to the transactions and the other documents referred to herein.

(f) In the event that the terms of this Section 8.5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(g) It is recognized and acknowledged by Seller that (i) the Purchase Price is adequate consideration for the covenants contained in this Section 8.5 and (ii) a breach of the covenants contained in this Section 8.5 will cause irreparable damage to Buyer, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Seller agrees that, notwithstanding any other provision of this Agreement to the contrary, in the event of a breach of any of the covenants contained in this Section 8.5, in addition to any other remedy which may be available at law or in equity, Buyer will be entitled to specific performance and injunctive relief.

Section 8.6 Use of Names.

(a) Seller is not conveying ownership rights or granting Buyer or its Affiliates (including the Company and WHI-IPA after the Closing) a license to use any of the trade names, service marks or trademarks of Seller or any Affiliate of Seller (other than the trademarks and service marks included, or should have been included, in the Intellectual Property identified in Schedule 5.11(a)) (collectively, the “Retained Names and Marks”) and, after the Closing, Buyer and its Affiliates (including the Company and WHI-IPA after the Closing) shall not use in any manner the names or marks of Seller or any Affiliate of Seller or any word that is similar in sound or appearance to such names or marks, except as provided in this Section 8.6. In the event Buyer or any Affiliate of Buyer (including the Company and WHI-IPA after the Closing) violates any of its obligations under this Section 8.6, Seller and its Affiliates may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Buyer acknowledges that a violation of this Section 8.6 may cause Seller and its Affiliates irreparable harm which may not be adequately compensated for by money damages. Buyer therefore agrees that in the event of any actual or threatened violation of this Section 8.6, Seller and its Affiliates shall be entitled, in addition to other remedies that they may have, to seek a temporary restraining order and to seek preliminary and final injunctive relief against Buyer or such Affiliate of Buyer to prevent any violations of this Section 8.6, without the necessity of posting a bond.

(b) Except as set forth in the Transition Services Agreement, except for any use of the Retained Names and Marks on any member identification card until renewal of the applicable agreement or identification card or replacement of any member identification card, and except as the parties may otherwise agree in writing, as soon as commercially practicable, but in any event within ninety (90) days after the Closing Date, Buyer shall (and shall cause the Company and WHI-IPA to) cease using (i) any advertising or promotional materials and (ii) any stationery, business cards, business forms and other similar items, in each case that contain anywhere thereon any of the Retained Names and Marks; provided, however, that Buyer shall use commercially reasonable efforts (and shall cause the Company and WHI-IPA to use commercially reasonable efforts), when using items identified or referred to in Section 8.6(b)(ii) in the context of entering into or conducting contractual relationships, make reasonably clear to all other applicable parties that Buyer, the Company and WHI-IPA, rather than Seller or any Affiliate of Seller is the party entering into or conducting the contractual relationship; provided, further, that Buyer shall use commercially reasonable efforts (and shall cause the Company and WHI-IPA to use commercially reasonable efforts) to ensure that personnel of the Company and WHI-IPA using such items shall not, and shall have no authority to, hold themselves out as officers, employees or agents of Seller or any Affiliate of Seller. All uses of the Retained Names and Marks by the Company and WHI-IPA shall be limited to such uses as were made immediately prior to the Closing and all goodwill associated with such uses shall inure to the benefit of Seller and its Affiliates, as applicable. The Company and WHI-IPA shall notify Seller promptly of any infringement or dilution of any of the Retained Names and Marks of which it becomes aware Within ten (10) Business Days after the Closing, Buyer shall amend the Articles of Incorporation of the Company and the Certificate of Incorporation of WHI-IPA to rename the Company and WHI-IPA, respectively, to names that do not include any of the Retained Names and Marks.

Section 8.7 Wrong Pocket Assets.

(a) After the Closing, Buyer shall use commercially reasonable efforts to hold in trust for the benefit of Seller any assets of the Company or its Subsidiaries which prior to Closing related exclusively or primarily to the business of Seller (other than the business of the Company and its Subsidiaries) and shall use commercially reasonable efforts to cause the Company or its Subsidiaries to transfer such assets as soon as reasonably practicable to Seller without consideration. The costs and expenses of such transfer shall be borne equally by Buyer and Seller. If any such assets were from time to time used in connection with the business of the Company and its Subsidiaries, at the request of Buyer, Seller shall, or cause its Affiliates to, grant Buyer or the Company and its Subsidiaries a non-exclusive royalty-free irrevocable license to use such assets for any purpose whatsoever (other than any purpose that would otherwise violate Seller’s obligations pursuant to Section 8.5(c)) which shall be deemed to be effective from Closing.

(b) Seller shall use commercially reasonable efforts to hold in trust for the benefit of Buyer, the Company and its Subsidiaries any assets of Seller which prior to Closing related exclusively or primarily to the business of the Company and its Subsidiaries and shall use commercially reasonable efforts to transfer such assets as soon as reasonably practicable to Buyer or the Company and its Subsidiaries without consideration. The costs and expenses of such transfer shall be borne equally by Buyer and Seller. If any such assets were from time to time used in connection with the business of Seller (other than the business of the Company or its Subsidiaries), at the request of Seller, Buyer shall cause the Company or its Subsidiaries to grant Seller a non-exclusive royalty-free irrevocable license to use such assets for any purpose whatsoever which shall be deemed to be effective from Closing.

Section 8.8 Waiver of Conflicts; Confidentiality and Privilege. Buyer (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that: (a) Seller and its Affiliates shall each have the right to retain the Designated Firms to represent their respective interests in any dispute or disagreement arising under or in connection with this Agreement or the transactions contemplated hereby, (b) Buyer (on behalf of itself and its Affiliates) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of Seller or any of its Affiliates by any of the Designated Firms prior to or after the Closing in any dispute or disagreement by any Buyer Group Member against Seller or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby, (c) all communications between any of Seller, the Company, or any of their respective Affiliates, managers, members, officers or employees, on the one hand, and the Designated Firms, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or disagreement arising under or in connection with, this Agreement or relating to any potential sale of the Company (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications, (d) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by Seller, and (e) to the extent Buyer or any of its Affiliates (including, after the Closing, the Company and WHI-IPA) should discover in its possession after the Closing any Protected Seller Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to Seller, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection. Seller (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that: (x) all communications between any of Buyer, any of its respective Affiliates, directors, stockholders, officers or employees, on the one hand, and Buyer’s internal and external legal counsel, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or disagreement arising under or in connection with, this Agreement or relating to any potential purchase of the Company (the “Protected Buyer Communications”), shall be deemed to be privileged and confidential communications and (y) all rights to such Protected Buyer Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by Buyer.

ARTICLE IX

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

The obligations of Buyer under this Agreement shall, at the option of Buyer (to the extent permissible under applicable law), be subject to the satisfaction or waiver by Buyer, on or prior to the Closing Date, of the following conditions:

Section 9.1 Representations and Warranties. (a) The Fundamental Representations shall be true and correct in all material respects on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date, and (b) all of the remaining representations and warranties shall be true and correct in all respects

(disregarding any materiality or Material Adverse Effect qualifications contained in any such representations or warranties) on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date except for breaches of such representations and warranties that would not reasonably be expected to have a Material Adverse Effect.

Section 9.2 Covenants. Each of the covenants of Seller and the Company to be performed and/or complied with as of or prior to the Closing shall have been performed and/or complied with in all material respects.

Section 9.3 HSR Act. The waiting period under the HSR Act (including any extension thereof) applicable to the transactions contemplated by this Agreement shall have expired or been terminated, and no action by an Antitrust Authority seeking to enjoin or prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any court of competent jurisdiction.

Section 9.4 No Restraint. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

Section 9.5 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstance, occurrence or effect (individually or in the aggregate) that has had, or would reasonably be expected to have, a Material Adverse Effect with respect to the Company and WHI-IPA, taken as a whole.

Section 9.6 Closing Date Certificate. Seller shall have delivered to Buyer a certificate signed by a duly authorized executive officer of Seller, dated the Closing Date, certifying that, to the knowledge and belief of such Person, the conditions specified in Section 9.1 and Section 9.2 have been fulfilled.

Section 9.7 Financial Statements.

(a) Seller shall have delivered to Buyer the Audited Financial Statements as required by and pursuant to Section 7.8 hereof; and

(b) the conditions set forth on Schedule 9.7(b) shall have been satisfied.

ARTICLE X

CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

The obligations of Seller under this Agreement shall, at the option of Seller (to the extent permissible under applicable law), be subject to the satisfaction or waiver by Seller, on or prior to the Closing Date, of the following conditions:

Section 10.1 Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects, or in the case of representations and warranties qualified by or subject to an except for Material Adverse Effect or materiality, in all respects, on and as of the Closing Date (except to the extent such representations and warranties shall have been expressly made as of an earlier date, in which case such representations and warranties shall have been true and correct as of such earlier date) with the same force and effect as if made on and as of the Closing Date.

Section 10.2 Covenants. Each of the covenants of Buyer to be performed and/or complied with as of or prior to the Closing shall have been performed and/or complied with in all material respects.

Section 10.3 HSR Act. The waiting period under the HSR Act (including any extension thereof) applicable to the transactions contemplated by this Agreement shall have expired or been terminated, and no action by an Antitrust Authority seeking to enjoin or prohibit the consummation of the transactions contemplated by this Agreement shall be pending before any court of competent jurisdiction.

Section 10.4 No Restraint. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the transactions contemplated by this Agreement.

Section 10.5 Closing Date Certificate. Buyer shall have delivered to Seller a certificate signed by an officer of Buyer, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 10.1 and Section 10.2 have been fulfilled.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Survival of Representations, Warranties and Covenants. Each representation and warranty contained herein will survive the Closing and continue in full force and effect for eighteen (18) months after the Closing Date; provided, however, that (a) the representations and warranties set forth in Section 5.7 (Taxes), Section 5.16 (ERISA) and Section 5.17 (Environmental Matters) will survive the Closing and continue in full force and effect until ninety (90) days after the expiration of the applicable statute of limitations (after giving effect to any extension or waivers thereof), (b) the representations and warranties set forth in Section 5.1 (Organization), Section 5.2 (Capital Structure of the Company and the Subsidiaries), Section 5.3 (Subsidiaries and Investments), Section 5.4(a) (Authority of Seller Parties), Section 5.20 (Related Party Agreements) and Section 5.21 (No Brokers) (collectively, the “Fundamental Representations”) will survive indefinitely and (c) any covenant contained in this Agreement will survive until such covenant is performed. No claim for breach of any representation or warranty contained in this Agreement may be asserted pursuant to this Agreement unless such claim is asserted in writing specifying, with respect to any claim not involving a claim asserted by a third party, a factual basis in reasonable detail on or before the Survival Expiration Date.

Section 11.2 Indemnification by Seller.

(a) Except with respect to Tax matters addressed in Section 8.1, which matters shall be governed by Section 8.1, from and after the Closing, Seller agrees to indemnify and hold harmless each Buyer Group Member from and against any and all Losses incurred by such Buyer Group Member in connection with or arising from:

(i) any breach of any warranty or the inaccuracy of any representation of Seller contained in this Agreement;

(ii) any breach by Seller of, or failure by Seller to perform, any of its covenants or obligations contained in this Agreement;

(iii) the Special Distribution and any and all liabilities or other obligations of WHS; and

(iv) the matter set forth on Schedule 11.2(a)(iv).

(b) Notwithstanding the foregoing, except with respect to Tax matters addressed in Section 8.1, which matters shall be governed by Section 8.1, and except with respect to Fundamental Representations, Seller shall only be required to indemnify and hold harmless under Section 11.2(a)(i) with respect to Losses incurred by Buyer Group Members to the extent that:

(i) the amount of Loss suffered by Buyer Group Members related to each individual claim exceeds fifty thousand dollars ($50,000) (it being understood that such fifty thousand dollars ($50,000) shall be a deductible for which Seller shall bear no indemnification responsibility);

(ii) the aggregate amount of such Losses (other than Losses excluded by clause (i) above) exceeds three million dollars ($3,000,000) (it being understood that such three million dollars ($3,000,000) shall be a deductible for which Seller shall bear no indemnification responsibility); and

(iii) the aggregate amount required to be paid by Seller pursuant to Section 11.2(a)(i) and, as specified in Section 11.2(c), pursuant to Section 11.2(a)(iv) shall not exceed seventy-five million dollars ($75,000,000).

(c) Notwithstanding the foregoing, the aggregate amount required to be paid to the Buyer Group Members (i) pursuant to Section 11.2(a)(i) with respect to any breach or inaccuracy of any Fundamental Representation shall not exceed the Purchase Price and (ii) pursuant to Section 11.2(a)(iv) and, as specified in Section 11.2(b)(iii), Section 11.2(a)(i) shall not exceed seventy-five million dollars ($75,000,000).

Section 11.3 Indemnification by Buyer. Except with respect to Tax matters addressed in Section 8.1, which matters shall be governed by Section 8.1, from and after the Closing, Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses incurred by such Seller Group Member in connection with or arising from:

(a) any breach of any warranty or the inaccuracy of any representation of Buyer contained in this Agreement; and

(b) any breach by Buyer of, or failure by Buyer to perform, any of its covenants and obligations contained in this Agreement.

Section 11.4 Notice of Claims. Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action is commenced.

Section 11.5 Determination of Amount.

(a) In calculating any Loss, such amounts shall be calculated on an After-Tax Basis and be net of any third-party insurance, indemnification or other proceeds which either have been recovered by the Indemnified Party under any insurance policy or other contract, agreement or undertaking in connection with the facts giving rise to the right of indemnification.

(b) After the giving of any Claim Notice pursuant to Section 11.4, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined.

Section 11.6 Third Person Claims.

(a) Any party seeking indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party shall notify the Indemnitor in writing, and in reasonable detail, of the third Person claim within ten (10) Business Days after receipt by such Indemnified Party of written notice of the third Person claim. Thereafter, the Indemnified Party shall deliver to the Indemnitor, as promptly as reasonably practicable after the Indemnified Party’s receipt thereof, copies of all notices, complaints and documents (including court papers) received by the Indemnitor relating to the third Person claim. The failure to give notice as provided in this Section 11.6 shall not relieve the Indemnitor of its obligations hereunder except to the extent the defense of such action shall have been materially prejudiced by such failure.

(b) If any legal proceeding shall be threatened or instituted or any claim or demand shall be asserted by any Person in respect of which payment may be sought by one party hereto from the other party under the provisions of this Article XI, the Indemnified Party shall promptly cause written notice of the assertion of any such claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnitor. Any notice of a claim by reason of any of the representations, warranties or covenants contained in this Agreement shall refer to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based and describe in reasonable detail, the facts giving rise to an alleged basis for the claim and the amount of the liability (if then known) asserted against the Indemnitor by reason of the claim. In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense. Each of the parties hereto agrees to cooperate fully with the other party in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand and to make available to the other party all witnesses, pertinent records, materials and information in such party’s possession or under such party’s control relating thereto as is reasonably required by the other party. To the extent the Indemnitor elects not to defend such proceeding, claim or demand, and the Indemnified Party defends against or otherwise deals with any such proceeding, claim or demand, the Indemnified Party may retain counsel, at the expense of the Indemnitor, and control the defense of such proceeding; provided, however, that the Indemnitor shall be obligated pursuant to this Section 11.6 to pay for only one firm of counsel in each applicable jurisdiction for all Indemnified Parties. If the Indemnitor does not, within twenty (20) days of receipt of notice of a proceeding, claim or demand, give notice to the Indemnified Party of its election to assume the defense of such proceeding, claim or demand and thereafter promptly assume the defense of such proceeding, claim or demand, then the Indemnified Party will (upon delivering written notice to such effect to the Indemnitor) have the right to undertake the defense, compromise or settlement of such proceeding, claim or demand and the Indemnitor shall have the right to participate therein at its own cost and the Indemnitor will be bound by any judicial determination made with respect to such claim or any compromise or settlement of the claim effected by the Indemnified Party. Notwithstanding the foregoing, neither the Indemnitor nor the Indemnified Party may settle any such proceeding, claim or demand which settlement obligates the other party to pay money, to perform obligations or to admit liability without the consent of the other party, such consent not to be unreasonably withheld, unless such settlement (i) does not involve any finding or admission of any violation of applicable Requirements of Law or any violation of the rights of any Person, (ii) does not involve any relief other than monetary damages and (iii) includes, as an unconditional term thereof, the giving by the claimant or the plaintiff of a full and unconditional release of the Indemnified Parties from all liability with respect to the matters that are subject to such proceeding. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within five (5) Business Days after the date of such notice.

(c) To the extent of any inconsistency between this Section 11.6 and Section 8.1(c) (relating to Tax contests), the provisions of Section 8.1(c) shall control with respect to Tax contests.

Section 11.7 Limitations.

(a) In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnitor has indemnified it pursuant to this Article XI, such Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnitor in pursuing or defending any claim arising out of such matter.

(b) If Seller is conducting any defense against a third Person claim for which a Buyer Group Member has sought indemnification pursuant to Section 11.2(a), expenses incurred by Seller in connection therewith, including legal costs and expenses, shall constitute Losses for purposes of determining the maximum aggregate amount to be paid by Seller pursuant to Section 11.2(a).

(c) In no event shall any party be liable for any special, incidental, consequential (including loss of revenues or profits), exemplary or punitive damages or diminution of value or any damages based on any type of multiple, whether arising under any legal or equitable theory or arising under or in connection with this Agreement, all of which are hereby excluded by agreement of the parties regardless of whether or not any party to this Agreement has been advised of the possibility of such damages.

(d) Seller shall not be required to indemnify and hold harmless any Buyer Group Member pursuant to Section 11.2(a) to the extent the matter in question was taken into account in the computation of, or otherwise resulted in, the Adjustment Amount pursuant to Section 4.5, any of the amounts calculated pursuant to Section 4.7. Notwithstanding anything contained in this Agreement to the contrary, in the event that the Purchase Price is reduced pursuant to Section 4.8, such adjustment shall be Buyer’s sole and exclusive remedy for breaches of or inaccuracies in the representations and warranties set forth in Section 5.5 relating to the Financial Statements with respect to differences between the individual line items set forth in the Financial Statements and the Audited Financial Statements.

(e) Except for remedies that cannot be waived as a matter of law and injunctive and provisional relief (including specific performance), if the Closing occurs, this Article XI and Section 8.1 shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise in respect of the sale of the Shares contemplated hereby other than actions for fraud; provided, that nothing contained in this Agreement shall in any manner limit either party’s right to seek specific performance, injunctive relief and other equitable relief to enforce any of the other party’s post-Closing obligations under this Agreement. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Seller or Buyer, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

(f) All amounts paid as an indemnity by one party to the other under this Agreement will be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by Requirements of Law.

(g) Notwithstanding anything to the contrary herein, any knowledge of Buyer with respect to any breach by Seller of any of Seller’s representations, warranties or covenants set forth in this Agreement prior to Closing shall have no effect on the right of Buyer to indemnification, and the obligation of Seller to indemnify Buyer, for any Losses with respect to such breach.

Section 11.8 Mitigation. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

ARTICLE XII

TERMINATION

Section 12.1 Termination. Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(a) by the mutual written consent of Buyer and Seller;

(b) by Buyer if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, such that the conditions specified in Section 9.1 or Section 9.2 would not be satisfied (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller through the exercise of commercially reasonable efforts, then, for a period of up to twenty (20) days after receipt by Seller of notice from Buyer of such breach, but only as long as Seller continues to use its commercially reasonable efforts to cure such Terminating Seller Breach (the “Seller Cure Period”), such termination shall not be effective until, and such termination shall become effective only if, the Terminating Seller Breach is not cured within the Seller Cure Period;

(c) by Seller if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 10.1 or Section 10.2 would not be satisfied (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer through the exercise of its commercially reasonable efforts, then, for a period of up to thirty (30) days after receipt by Buyer of notice from Seller of such breach, but only as long as Buyer continues to exercise such commercially reasonable efforts to cure such Terminating Buyer Breach (the “Buyer Cure Period”), such termination shall not be effective until, and such termination shall become effective only if, the Terminating Buyer Breach is not cured within the Buyer Cure Period;

(d) by Buyer or Seller if the consummation of the transactions contemplated hereby is permanently enjoined, prohibited or otherwise restrained by the terms of a final, non-appealable Governmental Order; or

(e) by Buyer or Seller if the Closing shall not have occurred on or before December 31, 2011 (the “Termination Date”).

Section 12.2 Notice of Termination. Any party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other party to this Agreement.

Section 12.3 Effect of Termination. If this Agreement shall be terminated pursuant to this Article XII, this Agreement shall terminate and become null and void and have no effect without further liability of any party hereto or their respective representatives; provided, however, that nothing herein shall relieve any party from liability for its willful breach of this Agreement. Subject to the foregoing sentence, each party’s right of termination under this Article XII is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. Sections 12.3, 13.2, 13.3, 13.4, 13.11, 13.16 and 13.17 shall survive the termination of this Agreement.

Section 12.4 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the terms or provisions of this Agreement related to the closing of the transactions contemplated hereby were not performed in accordance with their specific wording or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States of America or any state having jurisdiction, such remedy being in addition to any other remedy to which any party may be entitled at law or in equity.

ARTICLE XIII

GENERAL PROVISIONS

Section 13.1 Survival of Representations and Warranties. All representations and warranties contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement through the applicable Survival Expiration Date (at which time such representations and warranties shall terminate).

Section 13.2 Confidential Nature of Information. Each party hereto agrees that all documents, materials and other information which it shall have obtained regarding the other parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents shall be held in confidence until the third anniversary of the Closing Date; provided, however, that the obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information that (a) is or becomes available to such party from a source other than the other party, (b) is or becomes publicly available other than as a result of disclosure by such party of its agents, (c) is required to be disclosure under applicable Requirements of Law, but only to the extent it must be disclosed, and (d) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

Section 13.3 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement, other than with respect to Section 13.16 and Section 13.17, which shall inure to the benefit of the Financing Sources.

Section 13.4 No Public Announcement. Neither Buyer nor Seller shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules or regulations of any stock exchange or market on which the shares of capital stock of Buyer or Seller are listed or traded, in which case the other party shall be advised and the parties shall use their commercially reasonable efforts to cause a mutually agreeable release or announcement to be issued.

Section 13.5 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) upon confirmation of receipt when transmitted by facsimile or by electronic mail, (c) five (5) days after posting in the United States mail when sent by registered or certified mail (postage prepaid, return receipt requested) or (d) one (1) Business Day following the day sent by an internationally recognized overnight courier service, in each case to the following addresses, facsimile numbers or email addresses, as the case may be (or to such other addresses, facsimile numbers of email addresses as a party may have specified by notice given to the other party pursuant to this Section 13.5):

If to Buyer, to:

Catalyst Health Solutions, Inc.

800 King Farm Boulevard

Rockville, MD 20850

Attention: General Counsel

Facsimile: (301) 548-2992

Email: bmetge@catalystrx.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

555 Eleventh Street, NW, Suite 1000

Washington, DC 20004

Attention: Joseph A. Simei

Facsimile: (202) 637-2201

Email: joseph.simei@lw.com

If to Seller, to:

Walgreen Co.

Mergers & Acquisitions

104 Wilmot Road, MS-1655

Deerfield, Illinois 60615

Attention: Mark E. Vainisi

Facsimile: (847) 405-9552

Email: Mark.Vainisi@Walgreens.com

and

Walgreen Co.

Corporate and Transactional Law Department

104 Wilmot Road, MS-1425

Deerfield, Illinois 60615

Attention: Hiranda S. Donoghue

Facsimile: (847) 315-4464

Email: Hiranda.Donoghue@Walgreens.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP

One South Dearborn Street

Chicago, Illinois 60603

Attention: Chris Abbinante

Facsimile: (312) 853-7036

Email: cabbinante@sidley.com

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party to this Agreement may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other party to this Agreement; provided, however, Buyer may assign this Agreement and any or all rights, or obligations hereunder (including, without limitation, Buyer’s rights to seek indemnification hereunder) to any subsidiary or any lender of Buyer as collateral security; provided, that no such assignment shall relieve Buyer from any obligations hereunder; provided, further that upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to such assignee unless the context otherwise requires.

Section 13.7 Access to Records after Closing.

(a) For a period of three (3) years after the Closing Date, Seller and its representatives shall have reasonable access to all of the books and records of the Company, subject to applicable Requirements of Law, to the extent that such access may reasonably be required by Seller in connection with matters relating to or affected by the operations of the

Company prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice, during normal business hours, and in a manner not to unreasonably interfere with the business of Buyer, the Company or their respective Affiliates. Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 13.7(a). If Buyer or the Company shall desire to dispose of any of such books and records prior to the expiration of such three (3) year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select; provided, however, that Buyer shall not be required to provide Seller with such opportunity to the extent that such books and records are to be disposed of in the ordinary course pursuant to Buyer’s customary document retention program.

(b) For a period of three (3) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Company that Seller may retain after the Closing Date, subject to applicable Requirements of Law. Such access shall be afforded by Seller upon receipt of reasonable advance notice, during normal business hours, and in a manner not to unreasonably interfere with the business of Seller and its Affiliates. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 13.7(b). If Seller shall desire to dispose of any of such books and records prior to the expiration of such three (3) year period, Seller shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select; provided, however, that Seller shall not be required to provide Buyer with such opportunity to the extent that such books and records are to be disposed of in the ordinary course pursuant to Seller’s customary document retention program.

Section 13.8 Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein, the documents delivered pursuant hereto and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior representations, warranties, agreements (whether written or oral), understandings or letters of intent related to the transactions contemplated hereby between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto. At the Closing, the Confidentiality Agreement shall automatically terminate and be of no further force or effect.

Section 13.9 Interpretation. Disclosure of any fact or item in any Schedule hereto referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement to the extent it is reasonably apparent from the face of such disclosure that it could apply to such other section. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not material for purposes of this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any Schedule hereto is intended to imply that such item or matter, or other items or matters, are or are not in the Ordinary Course of Business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in any Schedule is or is not in the Ordinary Course of Business for purposes of this Agreement.

Section 13.10 Waivers. Any term or provision of this Agreement may be waived in writing, or the time for its performance may be extended in writing, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any party, it is authorized in writing by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 13.11 Expenses. Except as expressly set forth herein, each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with (whether or not the transactions contemplated by this Agreement shall be consummated), including the fees, expenses and disbursements of its counsel, independent public accountants and other advisors.

Section 13.12 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable. The parties agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 13.13 Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the other party.

Section 13.14 Further Assurances. Upon the terms and subject to the conditions herein, each of the parties hereto agrees to use its reasonable best efforts to take or cause to be taken all action, to do or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable under applicable Requirements of Law to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including: (a) the satisfaction of the conditions precedent to the obligations of any of the parties hereto; and (b) the execution and delivery of such instruments, and the taking of such other actions, as the other party hereto may reasonably require in order to carry out the intent of this Agreement. In the event that at any time after the Closing any further action is necessary, proper or advisable under applicable Requirements of Law to consummate and make effective the transactions contemplated by this Agreement, including to vest title to the Shares in Buyer, Seller will take such further action (including the execution and delivery of such further instruments and documents) as Buyer reasonably may request, all at the sole cost and expense of Buyer.

Section 13.15 Disclaimer of Warranties. Except as expressly set forth in this Agreement, any Buyer Ancillary Agreement or Seller Ancillary Agreement or the Exhibits, no representations, warranties (whether express or implied), covenants, understandings or agreements (oral or otherwise), relating to the Shares (and the business, assets and liabilities of the Company and the Subsidiaries) exist between the parties. SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER.

Section 13.16 Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of the State of Delaware. By the execution and delivery of this Agreement, each of Buyer and Seller (a) submits to the personal jurisdiction of any federal or state court in the State of Delaware in any suit or proceeding arising out of or relating to this Agreement, (b) agrees that it will not attempt to defeat or deny such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the State of Delaware. Notwithstanding the foregoing, each of the parties hereto hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, without limitation, any dispute arising out of or relating in any way to the Debt Financing or the performance thereof, in any forum other than a court of competent jurisdiction located within the City of New York, New York, whether a state or Federal court, and that the provisions of Section 13.17 relating to the waiver of jury trial shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 13.17 Waiver of Jury Trial. Each of Buyer and Seller hereby expressly waives any right to trial by jury in any action, whether sounding in contract, tort or otherwise, brought by Buyer or Seller arising out of or related to the transactions contemplated by this Agreement or any of the Seller Ancillary Agreements or Buyer Ancillary Agreements, or any other instrument or document executed or delivered in connection herewith or therewith. The parties hereby acknowledge and agree that this Agreement constitutes a written consent to waiver of trial by jury pursuant to any applicable state statutes. Either Buyer or Seller may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.

[Remainder of page intentionally left blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WALGREEN CO.

By:	/s/ Gregory D. Wasson
Name: Gregory D. Wasson
Title: President and Chief Executive Officer

CATALYST HEALTH SOLUTIONS, INC.

By:	/s/ Richard A. Bates
Name: Richard A. Bates
Title: President and Chief Operating Officer

[STOCK PURCHASE AGREEMENT]

Exhibit A

Definitions

“Accounting Firm” has the meaning specified in Section 4.9.

“Accrued Amounts” has the meaning specified in Section 8.2(g).

“Acquisition Proposal” has the meaning specified in Section 7.7.

“Additional Interim Financial Statements” has the meaning specified in Section 7.8(a).

“Adjustment Amount” has the meaning specified in Section 4.5(b).

“Administrative Authority” means (i) any court or tribunal in any jurisdiction (domestic or foreign) or any governmental or regulatory body (whether domestic, national, federal, state, provincial, municipal, local, foreign or multinational), agency, department, commission, central bank, board, bureau or other authority or instrumentality, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising, or entitled to exercise, any regulatory, administrative, executive, judicial, legislative, police, expropriation or taxing authority under or for the account of any of the above.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, the term “control” (including the terms “controls”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or otherwise.

“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of any Tax benefits actually realized by the Indemnified Party (or any Affiliate thereof) in the year in which such Losses were incurred as a result of sustaining or paying such Losses (including as a result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses). For the avoidance of doubt, any Losses that are treated as assumed liabilities for income tax purposes as a result of the Section 338(h)(10) Election shall not be treated as giving rise to any Tax benefits.

“Agreement” means this Stock Purchase Agreement.

“Allocation Schedule” has the meaning specified in Section 8.1(f)(ii).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission and any United States Administrative Authority responsible for antitrust or competition approvals, consents or clearances.

“Assignment of Patents” means the Assignment of Patents in substantially the form attached hereto as Exhibit A.

“Assignment of Trademarks” means the Assignment of Trademarks in substantially the form attached hereto as Exhibit B.

“Assumed Plan Liabilities” has the meaning specified in Section 8.2(c)(i).

“Audited Financial Statements” has the meaning specified in Section 7.8(a).

“Balance Sheet Date” means November 30, 2010.

“Base Purchase Price” has the meaning specified in Section 3.1.

“Business Agreements” has the meaning specified in Section 5.15(a).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Requirements of Law to close.

“Business Employees” means (i) all employees of the Company and WHI-IPA and (ii) all employees of Seller or any of its Affiliates who currently provide material services with respect to the business of the Company or WHI-IPA as of the date of this Agreement, and, in each case, who will be employed by the Buyer as of Closing Date.

“Buyer” has the meaning specified in the first paragraph of this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer or an Affiliate of Buyer (including the Company and WHI-IPA on or after the Closing Date) under this Agreement or in connection herewith.

“Buyer Cure Period” has the meaning specified in Section 12.1(c).

“Buyer Group Member” means (i) Buyer and its Affiliates, (ii) their respective shareholders, members, partners, Affiliates, employees, directors, managers and officers and (iii) the successors and assigns of the foregoing.

“Buyer’s DC Plans” has the meaning specified in Section 8.2(c)(iii).

“Catalyst Rx” means Catalyst Rx, a Nevada corporation and wholly-owned subsidiary of Buyer.

“Claim” means, for any measurement period, a prescription filled by a Pharmacy and adjudicated by or on behalf of the Company or WHI-IPA (or its successor after the Closing Date) according to the terms and conditions of a Client Agreement and a Pharmacy Agreement, for the benefit of the members of the client or customer referenced in the Client Agreement.

“Claim Notice” has the meaning specified in Section 11.4.

“Client Agreement” means a contract by and between the Company or WHI-IPA and any third party pursuant to which the Company or WHI-IPA provides to such third party pharmacy benefit management services, claims processing services, medication therapy management, or any other related service.

“Client Escrow Amount” means an amount equal to forty million dollars ($40,000,000).

“Closing” means the closing of the transfer of the Shares from Seller to Buyer in exchange for the Preliminary Purchase Price.

“Closing Balance Sheet” has the meaning specified in Section 4.5(a).

“Closing Date” has the meaning specified in Section 4.1.

“Closing Date Indebtedness” means the aggregate amount of all Indebtedness of the Company as of the Closing Date.

“Closing Date Working Capital” means Working Capital as of the close of business on the Closing Date as set forth on the Closing Balance Sheet.

“COBRA” has the meaning specified in Section 8.2(j).

“Code” means the Internal Revenue Code of 1986.

“Commitment Letter” has the meaning specified in Section 6.5.

“Company” has the meaning specified in the first recital of this Agreement.

“Company Guaranties” has the meaning specified in Section 8.4.

“Company Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, policy, program practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, unit purchase, unit option, unit appreciation, phantom unit, restricted unit or other equity-based compensation plans, policies, programs, practices or arrangements, maintained, sponsored or contributed to by the Company or any ERISA Affiliate in which any current or former director, manager, officer, employee or consultant of the Company or WHI-IPA participates, or under which the Company or any ERISA Affiliate has any obligation or liability, whether actual or contingent.

“Competitive Business” has the meaning specified in Section 8.5(d).

“Confidentiality Agreement” means that certain letter agreement dated September 9, 2010 between Buyer and Seller.

“Copyrights” means United States and foreign copyrights, works of authorship and copyrightable works, whether registered or unregistered.

“Current Assets” means the consolidated current assets of the Company and WHI-IPA (including the Puerto Rican Tax Asset (whether or not such asset is a “current asset” under GAAP) but excluding Intercompany Accounts), calculated in accordance with GAAP.

“Current Liabilities” means the consolidated current liabilities of the Company and WHI-IPA (including, without limitation, (i) all accrued but unpaid vacation of each Business Employee and (ii) the unused portion with respect to each Business Employee of the balance in Seller’s Healthcare Spending Account program and Seller’s Dependent Care Spending Account program and excluding Intercompany Accounts, Income Taxes and the current portion of any Indebtedness), calculated in accordance with GAAP.

“Debt Financing” has the meaning specified in Section 6.5.

“Deficit Amount” has the meaning specified in Section 4.5(c).

“Delivered Calculation” has the meaning specified in Section 4.9.

“Designated Firms” means Sidley Austin LLP, Weil Gotschal & Manges LLP and any other outside counsel that otherwise may have been retained by Seller or any of its Affiliates (including the Company) in connection with the transactions contemplated by this Agreement or any other representation of the Company.

“Determination Date” means the date which is thirty (30) days after the date on which Buyer delivers the Closing Balance Sheet to Seller; provided, however, that if Seller or Seller’s Accountant delivers a notice of exception within such thirty (30) day period, and if any change to the Closing Balance Sheet is agreed to by Buyer and Seller in accordance with Section 4.5, then the date on which Buyer and Seller agree in writing to such change shall be the Determination Date; provided, further, that if Seller and Buyer cannot agree upon the Closing Balance Sheet, then the date on which the Accounting Firm delivers its decision with respect to such dispute in accordance with Section 4.5 shall be the Determination Date.

“EBITDA” means, with respect to any period, the net income of the Company and WHI-IPA, collectively, plus any interest, taxes, depreciation and/or amortization of the Company and WHI-IPA, collectively, applicable to such period.

“Employees on Leave” has the meaning specified in Section 8.2(a).

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, deed of trust, hypothecation, attachment, encumbrance, license, assignment, ownership interest, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind.

“Environmental Laws” means any and all applicable U.S. federal, state or local laws, statutes, ordinances, rules or regulations relating to pollution, the protection of the environment or the use, storage, treatment, handling, generation, release, disposal or transportation of, or exposure to, Hazardous Materials.

“Environmental Matter” means any matter relating to (i) the Release or threatened Release of a Hazardous Material or (ii) violations of or liabilities arising under applicable Environmental Laws.

“Environmental Permits” means all permits, licenses, approvals, registrations, consents and authorizations required under Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which would be considered under common control and treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code and the regulations promulgated under those Sections.

“Escrow Agent” has the meaning specified in Section 4.2(c).

“Escrow Agreement” has the meaning specified in Section 4.2(c).

“Estimated Closing Date Indebtedness” means Seller’s good faith estimate of the Closing Date Indebtedness as set forth on the statement delivered pursuant to Section 4.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” has the meaning specified in Section 8.1(a)(i).

“Financial Statements” has the meaning specified in Section 5.5.

“Financing” has the meaning specified in Section 7.8(b).

“Final Allocation Schedule” has the meaning specified in Section 8.1(f)(ii).

“Financing Sources” means the Persons that have committed to provide or have otherwise entered into agreements in connection with the Debt Financing in connection with the transactions contemplated hereby, including the parties named in Section 6.5 and any joinder agreements, indentures or credit agreements entered into pursuant thereto or relating thereto, together with their Affiliates, officers, directors, employees, agents and representatives involved in the Debt Financing and their successors and assigns.

“Fundamental Representations” has the meaning specified in Section 11.1.

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any contract (whether prime contract, subcontract, grant, subgrant, cooperative agreement, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter agreement or other similar arrangement) between a Person and (i) any Administrative Authority, (ii) any prime contractor of an Administrative Authority in its capacity as a prime contractor or (iii) any subcontractor with respect to any contract of a type descried in clauses (i) or (ii) above.

“Governmental Order” means any ruling, order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered, issued or made by or with any Administrative Authority and any award in any arbitration proceeding.

“Governmental Permits” has the meaning specified in Section 5.8.

“Guarantee” means (i) any guarantee of the payment or performance of any Indebtedness or other obligation of any other Person, including letters of credit provided in respect of an obligation of another Person, (ii) any other arrangement whereby credit is extended to one obligor on the basis of any contract of another Person (A) to pay the Indebtedness of such obligor, (B) to purchase any Indebtedness owed by such obligor, or (C) to maintain the capital, working capital, solvency or general financial condition of such obligor (including any agreement of one Person to maintain the solvency, net worth or financial condition of another Person), and (iii) any liability as a general partner of a partnership or as a venturer in a joint venture in respect of indebtedness or other obligations of such partnership or venture.

“Hazardous Materials” mean any pollutant, contaminant, chemical, waste, substance or mixture that is defined, listed or regulated under Environmental Law as “hazardous” or “toxic” (or words of similar meaning), including petroleum or any fraction or by-product thereof, asbestos or asbestos-containing material, radioactive materials, polychlorinated biphenyls, and chlorofluorocarbons.

“Healthcare Regulatory Approvals” has the meaning specified in Section 5.4(b)(ii).

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and regulations promulgated thereunder, including the Standards for Privacy of Protected Health Information, 45 Code of Federal Regulations Parts 160 and 164 and the Security Standards for the Protection of Electronic Protected Health Information, 45 Code of Federal Regulations Parts 160 and 164, as the same may be amended from time to time.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Income Taxes” means Taxes imposed upon or based upon net income, however termed or discussed.

“Increase Amount” has the meaning specified in Section 4.5(c).

“Indebtedness” of any Person as of any date means all (i) liabilities of such Person and its subsidiaries for borrowed money, (ii) indebtedness of such Person and its subsidiaries evidenced by notes, bonds, debentures or similar instruments, (iii) obligations of such Person or any of its subsidiaries under capital leases, (iv) obligations, contingent or otherwise, under bankers acceptance, letters of credit or similar facilities, (v) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (vi) deferred revenues to the extent already received in cash and the principal amount of any redeemable equity of any subsidiary owed otherwise than by such Person or its subsidiaries, (vii) break fees or other breakage costs in respect of any outstanding derivatives contract, including any interest rate or currency swap or hedge agreement, (viii) obligations of such Person or any of its subsidiaries in the nature of Guarantees of the obligations described in clauses (i) through (vii) above of any other Person, or any obligation of another Person secured by a lien on the assets or property of such Person, (ix) accrued interest, fees and other expenses, including prepayment penalties, premiums and other breakage fees, owed with respect to any of the obligations described in clauses (i) through (viii) above, in each case determined on a consolidated basis, (x) obligations or liabilities of such Person or any of its subsidiaries owed to any Affiliate of such Person or its subsidiaries, other than current liabilities and trade payables or accruals for current liabilities in the Ordinary Course of Business, and (xi) all Transaction Related Expenses of such Person.

“Indemnified Party” has the meaning specified in Section 11.4.

“Indemnitor” has the meaning specified in Section 11.4.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets.

“Intercompany Accounts” means all intercompany Indebtedness and non-trade accounts owed by the Company and WHI-IPA to Seller or any of its Affiliates (other than the Company and WHI-IPA) and all intercompany Indebtedness and non-trade accounts owed by Seller or any of its Affiliates (other than the Company and WHI-IPA) to the Company and WHI-IPA.

“Interim Financial Statements” has the meaning specified in Section 5.5.

“IP Assignment Agreement” means the Intellectual Property Assignment Agreement in substantially the form attached hereto as Exhibit D.

“IP License Agreement” means the Intellectual Property License Agreement in substantially the form attached hereto as Exhibit E.

“Joint IP Assignment Agreement” means the Joint Intellectual Property Assignment Agreement in substantially the form attached hereto as Exhibit F.

“Joint Ownership Agreement” means the Joint Ownership Agreement in substantially the form attached hereto as Exhibit G.

“Knowledge of Seller” means, as to a particular matter, the actual knowledge, after reasonable inquiry, of the following persons: John Fisher, Peter Hotz, Janice Vaysberg, John Schumacher, Elaine Wozniak and Laura Zajack.

“Leased Real Property” has the meaning specified in Section 5.9.

“Losses” means all losses, damages, deficiencies, awards, assessments, judgments, fines, penalties, costs, injuries, settlements, liabilities and expenses (including and reasonable legal, accounting, expert, consulting and investigative fees, costs and expenses).

“Material Adverse Effect” means when used with respect to any Person (i) where such Person is a party hereto, any material adverse effect on the ability of such Person to perform its obligations hereunder, or (ii) a material adverse effect, event, circumstance, occurrence or development that, individually or in the aggregate, would be materially adverse to the business, assets, liabilities, results of operations or financial condition of such Person and its subsidiaries, taken as a whole; provided, however, that any material adverse effect, event, circumstance, occurrence or development will not be deemed to constitute a Material Adverse Effect to the extent resulting from: (i) general economic or political conditions or any conditions generally affecting any segment of the industries in which such Person operates, (ii) any change or prospective change in Requirements of Law or GAAP, or any interpretation of any of the foregoing, (iii) the public announcement of this Agreement or the identity of any party hereto, (iv) any change in currency exchange rates, interest rates or the financial or securities markets generally, (v) in the case of the Company and WHI-IPA, (A) any action taken by Buyer or any of its Affiliates, (B) any action take by Seller, the Company, WHI-IPA or any of their Affiliates that is required to be taken pursuant to this Agreement (other than any action taken by any such Person pursuant to Section 7.4(a)), or (C) if Buyer fails to reasonably consent to the taking of any action that requires Buyer’s consent under this Agreement, the failure or omission by Seller, the Company, WHI-IPA or any of their Affiliates to take such action; (vi) any item disclosed on the Schedules attached hereto to the extent any such effect was reasonably apparent from the face of such disclosure, (vii) acts of terrorism or war (whether or not declared) occurring after the date of this Agreement; provided, however, that in the case of each of clauses (i), (ii), (iv) and (vii), so long as such effect does not materially disproportionately affect such Person in comparison to other participants in the industries in which such Person operates.

“Material Licensed Software” has the meaning specified in Section 5.11(a).

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA.

“Ordinary Course of Business” means, with respect to a Person, actions that are in the ordinary course of business of such Person and its subsidiaries, as such business was conducted prior to the date hereof, consistent with past practice.

“Other Violation” means misappropriation of Trade Secrets, violation of rights of privacy or publicity, unfair competition, and other violations of Intellectual Property rights.

“Owned Intellectual Property” has the meaning specified in Section 5.11(c).

“Owned Real Property” has the meaning specified in Section 5.9.

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions and reissues.

“Permitted Encumbrances” means (i) statutory liens for Taxes which are not yet due and payable and (ii) mechanics, materialmen’s and similar Encumbrances imposed by statute with respect to any amounts not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association or organization, joint-stock company, trust, Administrative Authority or other entity of any kind.

“Personal Data” has the meaning specified in Section 5.13(f).

“Pharmaceutical Manufacturer” means any Person that develops, produces, manufactures, creates, licenses or distributes any drug, medicine or other substance used in the treatment, cure, prevention or diagnosis of any illness, disease, disorder or other condition.

“Pharmaceutical Manufacturer Agreement” means a contract to which Seller, the Company or WHI-IPA and a Pharmaceutical Manufacturer are bound pursuant to which the Company or WHI-IPA may be entitled to receive rebates in respect of drug utilization by members of Company’s or WHI-IPA’s clients’ prescription drug benefit plans.

“Pharmacy” means a retail, mail order, specialty or other pharmacy.

“Pharmacy Agreement” means a contract to which the Company or WHI-IPA and a Pharmacy are bound pursuant to which such Pharmacy has agreed to provide retail, mail order, specialty or other pharmacy services to members of the Company’s or WHI-IPA’s clients’ prescription drug benefit plans.

“Post-Closing Tax Period” means any taxable period that begins on or after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date.

“Preliminary Purchase Price” has the meaning specified in Section 4.2(a).

“Protected Buyer Communications” has the meaning specified in Section 8.8.

“Protected Seller Communications” has the meaning specified in Section 8.8.

“Puerto Rican Tax Asset” means an amount not to exceed three hundred fifty-one thousand dollars ($351,000) equal to the sum of (i) a Puerto Rico income tax overpayment paid by Sellers in pre-closing periods that will be carried forward and available to Buyer in a post-Closing period, (ii) Puerto Rico Volume of Business Tax (Prepaid License Tax) to the extent paid by Seller on or before Closing, relating to the license period from July 1, 2011 to June 30, 2012 and (iii) the tax benefits of Puerto Rico Net Operating Losses generated in the 2010 fiscal year and the portion of 2011 ending on the Closing Date.

“Purchase Price” has the meaning specified in Section 3.1.

“Real Estate Lease” means the Real Estate Lease in substantially the form attached hereto as Exhibit H.

“Rebate Aggregator” means a Person that either (i) provides formulary management and formulary rebate administrative services or (ii) aggregates prescription drug utilization volume and distributes rebates to pharmacy benefit managers.

“Rebate Aggregator Agreement” means a contract to which the Company or WHI-IPA and a Rebate Aggregator are bound pursuant to which Company or WHI-IPA may be entitled to receive rebates in respect of drug utilization by members of Company’s or WHI-IPA’s clients’ prescription drug benefit plans.

“Refund” has the meaning specified in Section 8.1(e).

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Material into the environment.

“Required Financial Information” has the meaning specified in Section 7.8(b).

“Requirements of Law” means any foreign, federal, state, local, municipal or foreign laws, statutes, regulations, rules, codes, ordinances, constitutions or treaties, enacted, adopted, issued or promulgated by any Administrative Authority or any Governmental Order.

“Retained Names and Marks” has the meaning specified in Section 8.6(a).

“SEC” means the Securities and Exchange Commission.

“Section 338 Taxes” means Taxes imposed by any taxing jurisdiction with respect to which a Section 338(h)(10) Election is made in accordance with Section 8.1(f) (or deemed made in any state as a result of making such Section 338(h)(10) Election) to the extent such Taxes are imposed as a result of such Section 338(h)(10) Election (or deemed elections).

“Section 338(h)(10) Election” has the meaning set forth in Section 8.1(f)(i).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning specified in the first paragraph of this Agreement.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Seller or any Affiliate of Seller under this Agreement or in connection herewith.

“Seller Cure Period” has the meaning specified in Section 12.1(b).

“Seller Group Member” means (i) Seller and its Affiliates, (ii) their respective shareholders, members, partners, Affiliates, employees, directors, managers and officers and (iii) the successors and assigns of the foregoing.

“Seller Party” means Seller and each Affiliate of Seller that is a party to a Seller Ancillary Agreement.

“Seller’s Accountants” has the meaning specified in Section 4.9.

“Seller’s DC Plans” has the meaning specified in Section 8.2(c)(iii).

“Seller 401(k) Plan” has the meaning specified in Section 5.16(a).

“Shares” has the meaning specified in the second recital of this Agreement.

“Software” means computer software programs and related documentation, data, databases and materials, whether in source code, object code or human readable form.

“Special Distribution” has the meaning specified in Section 7.6(b).

“Specified License Agreements” has the meaning specified on Schedule 11.2(a)(iv).

“SSA” has the meaning specified in Section 5.13(c).

“Straddle Period” means any taxable year or period beginning on or before and ending after the Closing Date.

“Subsidiaries” means WHI-IPA and WHS.

“Survival Expiration Date” means, with respect to any representation, warranty or covenant set forth in this Agreement, the date on which such provision no longer survives the Closing pursuant to the terms of Section 11.1.

“Tax” (and, with correlative meaning, “Taxes”) means all federal, state, local or foreign taxes, charges, fees, imports, levies or other assessments, including, without limitation, all net income, gross receipts, gains (including capital gains), sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security (or similar), unemployment, unclaimed property, premium, fringe benefits, goods and services, debits, windfall or excess profits, environmental (including Taxes under Section 59A of the Code), unincorporated business, information, disability, workers compensation, production, registrations, alternative or add-on minimum, accumulated earnings, personal holding, escheat payments, excise, severance, stamp, occupation, property and estimated Taxes, customs duties, and other governmental charges of any kind whatsoever, whether imposed directly or as a result of being a member of a consolidated, combined or unitary tax group, under Treasury Regulation Section 1502-6 (or other analogous provision of applicable law), as transferee or successor, by contract or otherwise, and including and including all interest, penalties, fines, additions to Tax or additional amounts imposed by any taxing authority with respect to such amounts.

“Tax Contest Claims” has the meaning specified in Section 8.1(c)(i).

“Tax Group” means the “affiliated group” (as defined in Section 1504(a) of the Code), or other group of corporations filing Tax Returns on a combined, consolidated or unitary basis, in each case that includes as a member the Company or WHI-IPA, on the one hand, and Seller or any Affiliate of Seller (other than the Company or WHI-IPA), on the other hand.

“Tax Package” has the meaning set forth in Section 8.1(b)(iii).

“Tax Return” means any return, report or similar statement filed or required to be filed with any Administrative Authority or other authority with respect to any Tax (including any attached schedules or amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Tax Sharing Agreement” means any written or unwritten agreement or arrangement providing for the allocation or payment of Tax liabilities or payment for Tax benefits between the Company or WHI-IPA, on the one hand, and Seller or any of its Affiliates (other than the Company or WHI-IPA), on the other.

“Taxpayer” has the meaning specified in Section 5.7(a).

“Terminating Buyer Breach” has the meaning specified in Section 12.1(c).

“Terminating Seller Breach” has the meaning specified in Section 12.1(b).

“Termination Date” has the meaning set forth in Section 12.1(e).

“Top 20 Client” means a client of the Company that is a party to a Top 20 Client Agreement.

“Top 20 Client Agreements” means the top twenty (20) Client Agreements (by dollar volume of gross profit from such clients and customers), based on revenue of the Company for the twelve (12) months ended December 31, 2010.

“Top 10 Pharmacy” means a Pharmacy that is party to a Top 10 Pharmacy Agreement.

“Top 10 Pharmacy Agreements” means the top ten (10) Pharmacy Agreements, based on the direct expenses of the Company for the twelve (12) months each December 31, 2010.

“Trade Secrets” means information, including a formula, pattern, compilation, program, device, method, technique or process, that, if it were the subject of efforts that are reasonable under the circumstances to maintain its secrecy, would qualify as a trade secret under Del. Code Ann. Title 6 § 2001(4).

“Trademarks” means registered and unregistered United States federal, state and foreign trademarks, service marks, logos and trade names, and pending applications to register the foregoing.

“Transaction Related Expenses” of any Person means any expenses incurred by such Person or any of its subsidiaries, or by any holder of equity securities of such Person or other shares in the capital stock of such Person or Affiliates of such holders to the extent that such Person or its subsidiaries is liable therefor, in connection with the transactions contemplated by this Agreement, including (i) the fees and disbursements of counsel to such Person or their independent accountants, financial advisors or other advisors in connection with the transactions contemplated hereby to the extent payable by such Person or its subsidiaries, (ii) any expenses incurred by such Person or its subsidiaries in connection with the transactions contemplated hereby or for which any of them may have any liability, including expenses allocated to such

Person under this Agreement, and (iii) any payment, including any stay-bonus, transaction completion bonus, retention or similar payment, made or required to be made to any officer, director or employee of such Person or its subsidiaries as a result of the transactions contemplated hereby. For the avoidance of doubt, Transaction Related Expenses of Seller, the Company and the Subsidiaries shall not include any (i) filing fees payable to Administrative Authorities pursuant to the HSR Act in connection with the filings and notifications contemplated by Section 7.3, (ii) fees and expenses incurred by Seller, the Company or the Subsidiaries in connection with the preparation of the Audited Financial Statements pursuant to Section 7.8 or (iii) any other fees and expenses incurred by Seller, the Company or the Subsidiaries that the parties agree will not be borne by such parties.

“Transferred Assets” has the meaning specified in Section 7.9.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp and registration Taxes and other substantially similar Taxes (including any penalties and interest).

“Transition Services Agreement” has the meaning specified in Section 7.10.

“WHI-IPA” means Walgreen Health Initiatives-IPA, Inc., a New York corporation.

“WHS” means Walgreen Pharmacy Services WHS, LLC, an Illinois limited liability company.

“Working Capital” means Current Assets minus Current Liabilities.

“Year End Financial Statements” has the meaning specified in Section 5.5.